The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-87686
Subject to Completion. Dated November 6, 2002.
Prospectus Supplement to Prospectus dated May 17, 2002.

9,100,000 Shares SAFECO Corporation Common Stock

      SAFECO Corporation is selling 9,100,000 shares of its common stock in this offering.

      The common stock is quoted on the Nasdaq National Market under the symbol “SAFC”. The last reported sale price of the common stock on November 5, 2002 was $35.32 per share.

      See “Risk Factors” and “Forward-Looking Information” beginning on pages S-7 and S-18, respectively, to read about factors you should consider before buying shares of the common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to SAFECO	$	$

      To the extent that the underwriters sell more than 9,100,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,365,000 shares from SAFECO Corporation at the initial price to public less the underwriting discount.

      The underwriters expect to deliver the shares against payment in New York, New York on or about November      , 2002.

Goldman, Sachs & Co.

Lehman Brothers

Morgan Stanley

Credit Suisse First Boston

Prospectus Supplement dated November      , 2002.

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED FINANCIAL DATA
BUSINESS
MANAGEMENT
UNDERWRITING
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SAFECO CORPORATION
USE OF PROCEEDS
RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES AND EARNINGS (LOSS) TO FIXED CHARGES AND DISTRIBUTIONS ON CAPITAL SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS
USE OF GLOBAL SECURITIES
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS

PROSPECTUS SUPPLEMENT SUMMARY

       This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read this entire prospectus supplement along with the accompanying prospectus carefully, including the sections entitled “Risk Factors” and “Forward-Looking Information” and the consolidated financial statements and other documents incorporated by reference into the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement will apply and supersede that information in the accompanying prospectus. Except where we state otherwise, the information we present in this prospectus supplement assumes the underwriters will not exercise their over-allotment option.

       Unless the context indicates otherwise in this prospectus supplement or in the accompanying prospectus, references to “SAFECO”, “we”, “our” and “us” refer to SAFECO Corporation and our wholly-owned subsidiaries as a whole.

SAFECO Corporation

General

       SAFECO Corporation is a Washington corporation that has been in the insurance business since 1923. We operate subsidiaries on a nationwide basis in segments of the insurance industry and other financial-related industries. Our two principal businesses are: (1) property and casualty insurance, including surety, and (2) life insurance and asset management. Our property and casualty insurance operation (also referred to as Property & Casualty) is the 18th largest in the United States based on 2001 direct written premiums as published by A.M. Best. We write personal, commercial and surety lines of insurance through independent agents. In our property and casualty business, our primary personal product lines are auto and homeowners insurance, and our primary commercial product lines are commercial multi-peril, auto, workers’ compensation and surety. We are one of the independent agency system’s largest insurers of small-to-medium-sized businesses. Our life insurance and asset management business (also referred to as Life & Investments) offers individual and group insurance products, retirement services, annuity products, mutual funds and investment advisory services. We sell our insurance and related financial products through more than 17,000 independent agents and financial advisors. Our non-U.S. operations are not significant to our overall operations.

Property & Casualty Operations

       Through independent agents, our property and casualty businesses provide customers with auto, homeowners, fire, commercial multi-peril, workers’ compensation, surety and fidelity insurance. With $4.4 billion of net written premiums, our Property & Casualty operations generated 74% of our consolidated revenues in 2001. For the nine-month period ended September 30, 2002, our Property & Casualty operations generated 75% of our consolidated revenues, with net written premiums of $3.4 billion. We sell property and casualty insurance products in each of the 50 states and in the District of Columbia.

       Our personal lines business includes auto, homeowners and specialty insurance for individuals. This business generated $2.7 billion or 63% of our property and casualty net written premiums in 2001, and $2.2 billion or 65% for the nine-month period ended September 30, 2002. Our business insurance segment accounted for $1.5 billion or 35% of property and casualty net written premiums in 2001, and $1.1 billion or 32% for the nine-month period ended September 30, 2002. Surety and other lines represented 2% and 3% of property and casualty net written premiums in 2001 and in the nine-month period ended September 30, 2002, respectively. Property and casualty net written premiums decreased 2% in 2001 due to re-underwriting efforts consisting of the non-renewal of underpriced risks and reduction of underperforming and unprofitable product lines. We also terminated relationships with approximately 1,000 underperforming agents during 2001. For the nine-month period ended September 30, 2002, property and casualty net written premiums increased 2% compared to the same period of 2001. Increases over the prior year were driven by rate increases across the property and casualty businesses and growth in policies in force, or PIF, in the personal auto line.

Personal Lines

       The principal coverages offered by our personal lines business are auto and homeowners insurance. We are the 13th largest writer of personal lines insurance in the United States based on 2001 direct written premiums as published by A.M. Best.

       Personal Insurance — Auto. This line provides coverage for liability to others for both bodily injury and property damage and for physical damage to an insured’s own vehicle from collision and other hazards. In addition, first-party personal injury protection, frequently referred to as no-fault coverage, may be included as part of this insurance product if required by applicable state law. The personal auto combined ratio was 102.4% for the nine-month period ended September 30, 2002, 104.6% in 2001 and 107.1% in 2000. (Combined ratio is an industry measurement of the results of property and casualty insurance underwriting that, in general, compares the losses, loss adjustment expenses and underwriting expenses to the premiums earned. A combined ratio over 100% indicates an underwriting loss.) Personal auto is our largest segment, comprising $1.8 billion or 40% of property and casualty net written premiums in 2001, and $1.5 billion or 44% for the nine-month period ended September 30, 2002. We had 1.5 million personal auto PIF at September 30, 2002, an increase of 5.9% in PIF from December 31, 2001 and 4.7% in PIF from September 30, 2001. We are the 14th largest writer in the United States of personal auto insurance based on 2001 direct written premiums as published by A.M. Best.

       Personal Insurance — Homeowners. This product line provides protection against losses to dwellings and contents from a wide variety of hazards, as well as coverage for liability arising from ownership or occupancy. We write homeowners insurance for dwellings, condominiums and rental property contents. The homeowners combined ratio was 108.8% for the nine-month period ended September 30, 2002, 127.8% in 2001 and 116.0% in 2000. Homeowners produced $743 million or 17% of our property and casualty net written premiums in 2001, and $592 million or 17% for the nine-month period ended September 30, 2002. We had 1.3 million personal homeowners PIF at September 30, 2002, a decrease of 5.9% in PIF from December 31, 2001 and 8.2% in PIF from September 30, 2001. We are the 9th largest writer in the United States of homeowners insurance based on 2001 direct written premiums as published by A.M. Best.

       Personal Insurance — Specialty. This product line includes coverage for earthquake, dwelling fire, inland marine and boat insurance for individuals. Net written premiums were $204 million in 2001, and $158 million for the nine-month period ended September 30, 2002. The specialty combined ratio was 86.4% for the nine-month period ended September 30, 2002, 98.0% in 2001 and 90.3% in 2000.

SAFECO Business Insurance

       The principal coverages offered by SAFECO Business Insurance are commercial multi-peril, auto, workers’ compensation and certain specialty lines. In May 2001, we announced our decision to consolidate our business insurance line, which focused on small-to-medium-sized business underwriting, with our commercial insurance line, which focused on large-sized business underwriting. This consolidation concentrates our efforts on, and leverages our expertise with, small-to-medium-sized business insurance accounts with annual premiums under

$100,000. We have also taken actions to exit unprofitable programs, aggressively re-underwrite continuing business, strengthen underwriting standards, terminate unprofitable accounts and obtain rate increases.

       Our business insurance combined ratio was 111.2% for the nine-month period ended September 30, 2002, 126.5% in 2001 and 116.8% in 2000.

   Surety

       Our surety business provides an insured with a third party guarantee of a statutory or contractual obligation of the insured. We offer surety bonds primarily for construction, performance and certain legal matters. Net written premiums were $131 million in 2001, and $101 million for the nine-month period ended September 30, 2002. The surety combined ratio was 87.7% for the nine-month period ended September 30, 2002, 97.5% in 2001 and 81.0% in 2000.

Life & Investments

       Our life insurance and asset management businesses offer individual and group insurance products, retirement services, annuity products, mutual funds and investment advisory services. Our principal product lines, measured by premium and deposit volume for the nine-month period ended September 30, 2002, include group medical excess loss, variable annuities, business-owned life insurance, or BOLI, single premium immediate and deferred annuities, or SPIAs, individual life insurance, tax sheltered annuities and corporate retirement plans. Our Life & Investments business generated pretax earnings before net realized investment gains (losses) of $149 million in 2001 ($198 million excluding goodwill writedown) and $171 million for the nine-month period ended September 30, 2002.

       We plan to continue to grow our Life & Investments business by strengthening and expanding distribution channels and launching new products. In addition, we completed the acquisition of the group medical excess loss and group life business of Swiss Re Life & Health America Holding Company, or Swiss Re, in July 2002. The effective integration of this business, which represents approximately $235 million in annual group medical excess loss premiums and $10 million in group life premiums, provides us with a leadership position in the group medical excess loss line.

Strategy and Recent Developments

       From 1998 to 2000, SAFECO’s net income declined while revenues increased. During that period, our stock price underperformed both the S&P 500 Index and the SP Insurance Index. In 2000, our board of directors determined that it was necessary to conduct an overall review of our business to determine how to improve our profitability. In January 2001, the board of directors hired Michael S. McGavick as Chief Executive Officer and President to redirect our operations. Upon joining, Mr. McGavick undertook the comprehensive review necessary to develop a strategic direction for SAFECO. This review resulted in strategic actions focused on achieving the following goals:

•	ensuring that the recovery plans for our Property & Casualty operations had the rigor and urgency necessary to be successful;

•	analyzing and reducing expenses;

•	strengthening our balance sheet; and

•	investing in our employees.

       Execution of actions to achieve these goals began promptly in 2001 and has continued into 2002. Key actions already taken include having:

•	launched our new multi-tiered auto product (in place in 17 states, with the rollout scheduled for completion in spring 2003) designed to attract and retain a broader spectrum of personal auto customers by more accurately matching price to risk;

•	completed the rollout of our new business entry model providing agents with point of sale quoting capabilities for personal auto and homeowners insurance;

•	consolidated our commercial insurance product lines in order to redirect our commercial operations towards small-to-medium-sized businesses;

•	launched our new business insurance automated underwriting platform and service center and begun preparing to roll out our new business agency interface module;

•	implemented company-wide expense reductions targeting $100 million of annual savings through consolidation of our regional offices from 13 to 5 and reduction of employment by approximately 1,200;

•	reduced our shareholder dividends by 50%, providing us cash savings of approximately $95 million annually;

•	recognized a goodwill writedown of $925 million in the first quarter of 2001, net of tax, related to prior acquisitions;

•	exited non-core business lines, exemplified by the sale of SAFECO Credit Company, Inc., a wholly-owned subsidiary, in August 2001, and reinvested the proceeds in our Property & Casualty business;

•	increased property and casualty reserves by $240 million on a pretax basis in the third quarter of 2001, to cover recent developments in prior year claims from workers’ compensation, construction defect, asbestos and environmental losses;

•	between January 2001 and January 2002, strengthened our management team by appointing a new Chief Financial Officer, a new President of SAFECO Personal Insurance, a new President of SAFECO Business Insurance, a new Chief Information Officer and a new Senior Vice President of Corporate Marketing;

•	placed our London operations in run-off and recognized a charge of $17.1 million in the third quarter of 2002, net of tax, reflecting the write-off of our investment in our U.K. subsidiary and the strengthening of reserves in conjunction with the run-off of that business; and

•	redesigned our employee compensation plans to closely link compensation to performance.

       We have also undertaken additional actions in 2002 to continue to reshape our business into a more profitable enterprise positioned for growth. These efforts include:

•	improving sales growth by (1) continuing to add products for our independent agents to sell, (2) employing technology, such as our new automated underwriting system, to make it easier for our agents to sell our products and (3) realigning, consistent with profitability, the incentives to sell our products;

•	improving levels of service and claims-handling by introducing new processes and technology, such as our new commercial service center and business agency interface systems, to facilitate transaction processing;

•	improving metrics and developing measurement systems to more closely track our business performance and adopting management practices to act on the enhanced business information; and

•	continuing to invest in our employees by expanding our training programs and continuing to align our employees’ compensation with results for our shareholders.

The Offering

Common stock offered by SAFECO	9,100,000 shares.

Common stock to be outstanding after this offering	136,843,059 shares.

Use of proceeds	We expect to use the net proceeds from this offering for general corporate purposes, which may include contributions to operating subsidiaries to support growth and repayment or purchase of outstanding indebtedness.

Risk factors	See “Risk Factors” and “Forward-Looking Information” beginning on pages S-7 and S-18, respectively, for a discussion of factors you should consider before buying shares of common stock.

Nasdaq National Market Symbol	SAFC.

       The above information regarding shares to be outstanding after this offering is based on the number of shares of common stock outstanding as of October 31, 2002 and excludes shares issuable pursuant to stock options and other stock rights.

Summary Financial Data

				Nine Months Ended
	Year Ended December 31,			September 30,

	1999	2000	2001	2001	2002

				(unaudited)

	(in millions except per share data and ratios)
Income statement data:
Total revenue	$6,602.0	$6,975.1	$6,862.5	$5,156.7	$5,305.5
Income (loss) from continuing operations before net realized investment gains, distributions on capital securities and income taxes	191.9	(0.1)	(1,506.3)	(1,505.6)	237.4
Net income (loss)	252.2	114.6	(989.2)	(997.8)	244.0
Net income (loss) per share of common stock	1.90	0.90	(7.75)	(7.81)	1.91
Property & Casualty operating ratios:
Loss ratio	66.4%	70.4%	74.5%	76.5%	63.3%
Loss adjustment expense ratio	12.0	12.2	14.1	14.6	12.4
Expense ratio	30.0	28.8	30.1	30.1	30.9

Combined ratio	108.4%	111.4%	118.7%	121.2%	106.6%

Net written premiums to policyholders’ surplus (statutory)	1.6:1	2.0:1	2.0:1	2.0:1	2.2:1
Balance sheet data (at period end):
Cash and short-term investments	$479.0	$368.6	$942.2	$1,280.9	$692.3
Total assets	29,763.1	30,740.2	31,728.7	31,463.1	33,742.9
Property & Casualty loss and loss adjustment expense reserves	4,378.6	4,612.7	5,053.7	4,955.6	5,062.4
Total debt and capital securities	1,835.5	1,973.5	1,940.0	1,908.3	1,971.5
Shareholders’ equity	4,294.1	4,695.8	3,634.6	3,764.3	4,058.2
Book value per share	33.31	36.79	28.45	29.46	31.77

RISK FACTORS

       You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus. Each of the risk factors described below could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could also adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Catastrophe losses could materially reduce our profitability

       Our insurance operations expose us to claims arising out of catastrophes. We have experienced, and expect in the future to experience, catastrophe losses that may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophe losses can vary widely and could significantly exceed our recent historic results. Catastrophes can also be man-made, such as terrorist attacks. The frequency and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of man-made catastrophic events will increase and that we will not be able to implement exclusions from coverage or obtain reinsurance for such catastrophes.

       The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. Although catastrophes can cause losses in a variety of our property and casualty lines, most of our catastrophe claims in the past have related to homeowners and other personal lines coverages. The geographic distribution of our business subjects us to catastrophe exposure from earthquakes in California, the Pacific Northwest region and the Midwest as well as catastrophe exposure from hurricanes in Florida and the Gulf Coast and Mid-Atlantic regions.

       Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business also could be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from adopting terrorism exclusions or withdrawing from catastrophe-prone areas. Our nationwide catastrophe property reinsurance program for 2002 covers 90% of $400 million of single-event losses in excess of $100 million retention. Accordingly, in a large catastrophe we retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million.

Reinsurance may not be available or adequate to protect us against losses

       We use reinsurance to help manage our exposure to property and casualty, surety, and life insurance risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Although the reinsurer is liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. Reinsurance may not be adequate to protect us against losses and may not be available to us in the future at commercially reasonable rates. For example, the September 11, 2001 terrorist attacks have adversely impacted both the availability and the cost of reinsurance. See “— Terrorist attacks on the United States and ensuing events could have an adverse effect on certain of our businesses”. In addition, the magnitude of losses in the reinsurance industry resulting from the September 11, 2001 attacks may adversely affect the financial solvency of certain reinsurers as claims are paid out, which may result in our inability to collect or recover reinsurance. Reinsurers also may reserve their right to dispute coverage with respect to specific claims as they have done, for example, with respect to certain Enron-related surety claims. With respect to catastrophic or other loss, if we experience difficulty collecting from reinsurers or obtaining additional reinsurance in the future, we will bear a greater portion of the total financial responsibility for such loss, which could materially reduce our profitability or harm our financial condition.

We may incur additional material income statement charges if our property and casualty, life insurance or annuity loss reserves are insufficient

       Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on actuarial estimates of how much we will need to pay for future benefits and claims. We maintain property and casualty loss reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. For our life insurance and annuity products, we calculate reserves based on many assumptions and estimates, including estimated premiums we will receive over the life of the policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase from the premiums we receive.

       Reserves do not represent an exact calculation of liability, but instead represent estimates, generally using actuarial projection techniques at a given accounting date. These reserve estimates are expectations of what the ultimate settlement and administration of claims will cost based on our assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, trends in loss costs, economic inflation, legal trends and legislative changes. Many of these items are difficult to quantify, particularly on a prospective basis. Additionally, there may be a significant reporting lag between the occurrence of an insured event and the time it is actually reported to the insurer.

       We refine reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. During the third quarter of 2001, we completed a review of our property and casualty insurance companies’ loss reserve adequacy. As a result of this review, which included an independent actuarial study, our property and casualty insurance companies increased reserves by $240 million on a pretax basis. We record adjustments to reserves in the results of operations for the periods in which we change the estimate. In establishing reserves, we take into account estimated recoveries for reinsurance, salvage and subrogation. Because establishment of reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If estimated reserves are insufficient, we will incur additional income statement charges, which may be material.

       The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages, particularly reserves for construction defects, asbestos and environmental losses, than for property coverages. This is due primarily to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, changing theories of legal liability involving some types of claims and changing political climates.

Our results could be harmed because our potential exposure to environmental, asbestos and other toxic claims and related litigation is very difficult to predict

       We have established loss reserves for environmental, asbestos and other toxic claims, including mold. There is uncertainty with respect to future exposure from environmental, asbestos and other toxic claims because of significant issues surrounding the liabilities of insurers, risks inherent in major litigation, and diverging legal interpretations and judgments in different jurisdictions. In particular, insurers generally, including us, are experiencing an increase in the number of asbestos-related claims due to, among other things, the increasing focus by plaintiffs on new and previously peripheral defendants.

       Given the factors above, the estimation of liabilities related to these claims is subject to greater uncertainty than for other claims. We have established reserves that represent our best current estimate of ultimate losses and loss adjustment expenses based upon known facts and current law. We have separate claims-handling units with claims personnel dedicated to handling environmental and asbestos claims, who assist in establishing loss reserves for these claims. However, these claims and related litigation, particularly if current trends continue to accelerate, could result in future liabilities significantly different from those currently predicted. The impact upon our reserves of changes in these factors would be reflected in our future operating results and could be material.

Our results could be harmed because our potential exposure to construction defect claims and related litigation is very difficult to predict

       Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. Construction defect claims arise from the alleged defective design and/or construction of commercial or residential construction, usually involving multiple unit habitation structures, such as apartments, condominiums and large developments of single-family dwellings or other housing. In addition to damages arising directly from the alleged defective work, construction defect claims often also allege that the economic value of the structure has been diminished. The significant uncertainties involved in the reserving for these claims include future court resolution, judicial interpretations, regulatory actions, industry experience and company experience.

       Given the factors above, the estimation of liabilities related to these claims is subject to greater uncertainty than for other claims. We have established reserves that represent our best current estimate of ultimate losses and loss adjustment expenses based on known facts and current law. We have separate claims-handling units with claims personnel dedicated to handling construction defect claims, who assist in establishing loss reserves for these claims. However, these claims and related litigation, particularly if current trends continue to accelerate, could result in future liabilities significantly different from those currently predicted. The impact upon our reserves of changes in these factors would be reflected in our future operating results and could be material.

Our results could be harmed if our loss reserves for workers’ compensation claims are insufficient

       We have established loss reserves for workers’ compensation claims. These reserves are based on estimates and assumptions and are regularly reviewed and updated based on current circumstances. Changes in the medical, rehabilitation and legal environment can impact the severity of claims and the average cost per claim. Such changes, including the impact of legislative and regulatory actions, are not readily quantifiable.

       Given the factors above, the estimation of liabilities related to these claims is subject to greater uncertainty than for other claims. We have established reserves that represent our best current estimate of ultimate losses and loss adjustment expenses based on known facts and current law. However, our exposure to workers’ compensation claims, particularly if current trends accelerate, could result in future claims significantly different from those currently predicted. The impact upon our reserves of changes in these factors would be reflected in our future operating results and could be material.

Terrorist attacks on the United States and ensuing events could have an adverse effect on certain of our businesses

       We have estimated our pretax losses net of reinsurance resulting from the September 11, 2001 terrorist attacks at $52 million, of which $30 million is attributable to reinsurance written through R.F. Bailey, a wholly-owned foreign subsidiary that participated in the Lloyd’s of London underwriting market, $21 million to our business insurance accounts, and $1 million to Life & Investments. Effective January 1, 2002, our reinsurers stopped providing terrorism coverage in our commercial property and casualty reinsurance treaties. The loss of reinsurance coverage for terrorism was immediate with respect to new business and has affected, and affects, renewal business as the policies come up for renewal. Consequently, except with respect to certain commercial property risks with policy limits in excess of $10 million for which there may be limited reinsurance for terrorism, we do not have reinsurance coverage for terrorism losses on our commercial property and casualty policies. Our other reinsurance treaties also exclude terrorism losses, except for the surety treaties and certain personal lines losses in our catastrophe treaty and high-value homeowners treaty.

       For our direct underwritings in 2002, we are using commercial property and casualty terrorism exclusions on selected property and general liability policies in all states except New York, Florida, Texas and Georgia where exclusions have not been approved. We are primarily using the terrorism exclusion developed and filed for approval by the Insurance Services Office, or ISO, for commercial property and casualty policies. The ISO exclusion is absolute for losses from terrorism arising from biological, chemical or nuclear hazards, but is subject to certain limitations with respect to losses that do not arise from such hazards. California has not approved the ISO exclusions, so we are using our own approved terrorist exclusion in that state, which is also absolute for terrorism losses involving biological, chemical or nuclear hazards and is also subject to limitations with respect to losses that do not arise from such hazards. Terrorism exclusions have not been approved for use on personal lines policies in any state. Our use of terrorism exclusions may be adversely impacted by federal terrorism insurance legislation which may be enacted in the last quarter of 2002.

       We believe that we have reduced our exposure to terrorism risk by focusing our commercial lines policies on small-to-medium-sized businesses, using terrorism exclusions where possible, and monitoring the number of employees covered under workers’ compensation policies. Nevertheless, because of the unavailability of, or limitations on, reinsurance for these risks and the unwillingness of some states to approve the ISO exclusion, we will continue to be exposed to commercial losses that arise from terrorism. In addition, any future attacks would significantly adversely affect general economic, market and political conditions, potentially increasing some of the other risks in our business discussed in this section. For example, resultant declines and volatility in the securities markets could adversely affect the value of our investments and our access to the capital markets. We cannot assess the effects of future terrorist attacks and any ensuing responsive actions on our businesses at this time, but they could be material.

Material unexpected charges could arise in running off our Lloyd’s of London operations

       In the third quarter of 2002, we decided to place our Lloyd’s of London operation into run-off, resulting in an after-tax charge of $17.1 million in that quarter. The charge includes the write-off of our investment in our U.K. subsidiary, R.F. Bailey (Underwriting Agencies) Ltd., as well as strengthening of loss reserves to provide for higher than anticipated losses as that business is run off. Although the loss reserves established represent our best current estimates of ultimate claims losses from these operations, actual claims could be significantly different than we currently estimate.

The effects of emerging claim and coverage issues in our industry and on our business are uncertain

       As industry practices and legal, judicial, social, and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have an adverse effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

•	increases in the number and size of water damage claims related to remediation of mold conditions;

•	changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial auto policies that broaden the definition of the named insured; and

•	a growing trend of plaintiffs targeting property and casualty insurers, including us, in purported class action litigation relating to claims-handling and other practices, particularly with respect to the handling of personal lines auto and homeowners claims.

       The effects of these and other unforeseen emerging claims and coverage issues are extremely hard to predict and could materially harm our business and results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth

       We are subject to extensive regulation and supervision in the jurisdictions in which we conduct business. This regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and other investors, and relates to authorization for lines of business, capital and surplus requirements, investment limitations, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and nonfinancial components of an insurance company’s business.

       In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners, or NAIC, and state insurance regulators are reexamining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal incorporation, similar to banks. We cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of our business. In addition, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in materially higher costs than current requirements. Although the U.S. federal government does not directly regulate the insurance business, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, could significantly harm the insurance industry and us.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce our profitability

       Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to increase in the future as a result of recent insolvencies. Many states also have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various states, our insurance subsidiaries are required to participate in mandatory property and casualty shared-market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

Our future profitability depends on our ability to complete the implementation of our strategy of achieving premium targets, realizing business retention and growth objectives in our core operations and achieving overall expense goals

       During 2001, we undertook a comprehensive review of our operations. As a result, we have developed a strategy refocusing our business around our core operations: personal lines insurance, commercial insurance for small-to-medium businesses and our Life & Investments business. Pursuant to our strategy, we have undertaken many initiatives aimed at increasing our profitability. These initiatives include, among other things, reducing expenses, re-underwriting business, implementing new business entry models for personal and commercial lines and raising rates across all property and casualty lines of business. Some of these initiatives involve implementing new business models, for example, the automated underwriting platform, commercial service center and new business agency interface system for our commercial lines business. Although we expect these changes to support policy and premium growth, the continued implementation of these new models requires substantial effort and, in the case of our commercial lines model, represents a significant departure from the traditional individual risk underwriting approach we have adhered to in the past. The success of this implementation will be critical to improving our operating results over the next few years.

       We experienced a net loss in 2001 in part due to writedown of goodwill, increases in our property and casualty loss reserves for certain lines, and other costs associated with the initiatives outlined above. Although the initiatives are ongoing, it is possible that we will not be able to increase revenues through refocusing our businesses. In addition, we may not obtain all the rate increases we are seeking. Failure to implement our strategy and achieve these objectives could cause us to experience additional losses in future quarters which could be material.

Our claims-paying and financial strength ratings play a critical role in determining the number of insurance policies and investment contracts we write and our ability to access capital markets

       Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Claims-paying ratings are important for the marketing of certain insurance products, such as structured settlement annuities and BOLI. Lower ratings could, among other things, significantly affect our ability to sell certain life insurance and asset management products, materially increase the number of policy surrenders and withdrawals by policyholders of cash value from their policies, adversely affect relationships with broker-dealers, banks, agents and other distributors of our products and services, adversely affect new sales, significantly affect borrowing costs or limit our access to capital, and adversely affect our ability to compete. As a consequence, any of these factors could have a material adverse effect on our business, results of operations and financial condition. For example, ratings downgrades in early 2001 have adversely affected our Life & Investments operations’ ability to sell certain of our products, most notably SPIAs and BOLI.

       The following table sets forth our current ratings:

Standard
	A.M. Best	Fitch	Moody’s	& Poor’s

SAFECO Corporation
Senior Debt	bbb+	A–	Baa1	BBB+
Capital Securities	Bbb	BBB+	Baa1	BBB–
Commercial Paper	AMB-2	F-2	P-2	A-2
Financial Strength/ Claims-Paying Ability
Property and Casualty Subsidiaries	A	AA–	A1	A+
Life Subsidiaries	A	AA–	A1	A

       Rating agencies review their ratings periodically, and our current ratings may not be maintained in the future. Pursuant to a change in group methodology ratings criteria, Standard & Poor’s changed its ratings on our life insurance subsidiaries from A+ to A in early August 2002. The new criteria generally limit the rating given to a subsidiary that Standard & Poor’s deems “strategically important” to the parent to within one notch of the rating on the parent’s “core” group. As of September 30, 2002, A.M. Best maintains a negative outlook on our property and casualty subsidiaries’ financial strength ratings and our debt ratings. All other rating agency ratings are stable. The ratings are not in any way a measure of protection offered to investors on our common stock and should not be relied upon with respect to making an investment in our common stock.

Elimination or significant restriction of the use of credit-scoring in the pricing and underwriting of personal lines products could reduce our future profitability

       Our personal lines business uses insurance-scoring as a factor in making risk selection and pricing decisions. Where allowed by state law, an individual’s credit score is one of the criteria used to develop an insurance score. Recently, some consumer groups and regulators have questioned whether the use of credit-scoring unfairly discriminates against people with low incomes, minority groups and the elderly, and are calling for the prohibition of or restrictions on the use of credit-scoring in underwriting and pricing. A number of state legislatures and insurance regulatory agencies have enacted or are currently considering laws or regulations that would significantly curtail the use of credit-scoring in the underwriting process. The enactment of such laws or regulations in a large number of states could reduce our future profitability.

Our investment portfolio may suffer reduced returns or losses that could reduce our profitability

       Investment returns are an important part of our overall profitability, and fluctuations in the fixed income or equity markets could impair our profitability, financial condition and/or cash flows. For the nine-month period ended September 30, 2002, net investment income and net realized investment gains accounted for approximately 26% of our consolidated revenues.

       Fluctuations in interest rates affect our returns on, and the market value of, fixed income and short-term investments, which comprised approximately 89% of the market value of our investment portfolio at December 31, 2001 and 92% at September 30, 2002. In addition, defaults by third parties in the payment or performance of their obligations, primarily from our investments in corporate and municipal bonds, could reduce our investment income and realized investment gains or result in investment losses. For example, in the quarter ended June 30, 2002, we recognized a write-down of $66 million related to bonds issued by WorldCom. Our fixed income portfolio also includes below investment grade securities, comprising approximately 4% of total fixed income investments at December 31, 2001 and 5% at September 30, 2002. These investments generally provide higher expected returns but present greater risk and are less liquid than investment grade securities.

       We invest a portion of our assets in equity investments, comprising approximately 6% of the market value of our investment portfolio at December 31, 2001 and 4% at September 30, 2002, which are subject to greater volatility than our fixed income investments. Equity investments generally provide higher expected total returns, but present greater risk than our fixed income investments. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our equity investments.

       In order to better match invested asset duration to the duration of related liabilities, during 2002 we repositioned our Property & Casualty investment portfolio to reduce the bond investment portfolio duration from approximately 7 to approximately 5. As of September 30, 2002, the bond investment portfolio’s duration was 4.9 compared to 5.7 at June 30, 2002 and 7 at December 31, 2001. The Property & Casualty asset allocation mix also was adjusted to reduce volatility by lowering the exposure to equity securities. Equity securities comprised approximately 10% of this investment portfolio at September 30, 2002 compared to approximately 18% at December 31, 2001. As a result of executing this strategy, this portfolio’s allocation to taxable bonds has increased relative to its tax-exempt holdings. Due to the increased allocation to taxable bonds, after-tax investment income for the Property & Casualty investment portfolio is expected to decline by $0.05 to $0.10 a share on an annualized basis.

General economic, financial market and political conditions also may adversely affect our business and profitability

       Our businesses and our profitability also may be materially adversely affected from time to time by general economic, financial market and political conditions such as those occurring after the September 11, 2001 terrorist attacks as discussed above. In periods of economic downturn, individuals and businesses may choose not to purchase insurance products, may permit existing policies to lapse, or may choose to reduce the amount of coverage purchased. General inflationary pressures may affect the costs of medical care, automobile parts and repair, construction and other items, increasing the costs of paying claims. In addition, a decline in interest rates or changes in volatility of the securities markets generally may negatively affect returns on our investment portfolio. Sales of our life and annuity products may also decline and lapses of life and annuity policies and withdrawals of assets from other investment products may increase if, as a result of a market downturn, increased market volatility or other market conditions, customers become dissatisfied with our products. These general conditions could also result in additional losses under our surety bonds. Deterioration in the credit markets could affect our ability to obtain credit facilities.

Interest rate fluctuations could adversely affect the profitability of our Life & Investments business

       Some of our products, principally traditional whole life insurance, fixed annuities and guaranteed investment contracts, expose us to the risk that changes in interest rates will reduce our “spread”, or the difference between the amounts that we are required to pay under the contracts and the rate of return we are able to earn on our general account investments intended to support our obligations under the contracts. Changes in interest rates may reduce both our profitability from spread business and our return on invested capital. Declines in our spread from these products or other spread business we conduct could have a material adverse effect on our business or results of operations.

       In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets to fund the higher crediting rates necessary to keep our interest-sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we must reinvest in lower-yielding instruments the cash we receive as interest or return of principal on our investments, while we are still obligated to pay guaranteed rates in certain of our products. Moreover, borrowers may prepay fixed income securities, commercial mortgages and mortgage-backed securities held in our general account in order to borrow at lower market rates, which increases this risk. Because we are entitled to reset the interest rates on our fixed-rate annuities and guaranteed investment contracts only at limited, pre-established intervals, and since many of our life insurance products have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

       A decline in market interest rates available on investments could also reduce our return from investment of capital that does not support particular policy obligations, which also could have a material adverse effect on our results of operations.

       Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate the amortization of deferred policy acquisition costs. This would increase our current expenses.

Decline in securities markets may adversely affect our asset management business and sales of our investment products

       Fluctuations in the securities markets may affect our asset management business, as well as sales of our mutual funds, variable life insurance and variable annuity products. A decline in the securities markets or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our asset management business and sales of our investment products. In addition, because the revenues of our asset management business are, to a large extent, based on the value of assets under management, a decline in the value of those assets would adversely affect our revenues.

Our derivative activities could reduce our profitability

       Our insurance subsidiaries do not hold or issue derivative instruments for trading purposes. However, one of our wholly-owned subsidiaries, SAFECO Financial Products, engages in hedging activity to mitigate the risks associated with an equity-indexed annuity product previously sold by our Life & Investments business. This subsidiary also engages in activity for its own account by selling single credit default swaps, writing S&P 500 index options and investing in convertible bonds. If these activities were to generate losses, they could reduce our overall profitability or cause us to experience losses that could be material to our operating results in future periods.

The inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and pay future shareholder dividends

       We are a holding company and our principal assets are the capital stock of our insurance subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay interest and principal on outstanding debt obligations, distributions on capital securities, dividends to shareholders and corporate expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors. If any of our subsidiaries should become insolvent, liquidate or otherwise reorganize, our creditors and shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary.

       Our principal insurance subsidiaries are domiciled in Washington, Indiana, Oregon, Missouri, Illinois, Texas and New York. In general, the laws of these states governing the payment of dividends by domestic insurance companies provide that an insurer domiciled in the state must obtain the prior approval of the state insurance commissioner for the declaration or payment of any dividend that, together with any other dividends paid within the prior 12-month period, would exceed the greater of (1) 10% of that subsidiary’s surplus as of the prior calendar year end and (2) the net income from the subsidiary’s operations for the prior calendar year. Our Missouri-domiciled property and casualty insurance company cannot, without prior approval, pay dividends if, together with any other dividends paid within the prior 12-month period, the aggregate dividends would exceed that insurance company’s prior year investment income. Regulatory authorities may, from time to time, impose other restrictions that may affect the actual amounts available for dividends.

       We could be materially harmed if our insurance subsidiaries are unable to pay dividends to us in an amount sufficient to meet our obligations to service debt and make distributions on capital securities and our other cash requirements. Based on the applicable dividend restrictions, the annual limit on the amount of dividends that our subsidiaries could pay us for 2002 without regulatory approval is $433 million.

Intense competition for our products could harm our ability to maintain or increase our profitability and premium volume

       Both the property and casualty insurance business and the Life & Investments business are highly competitive, and we believe that they will remain highly competitive in the foreseeable future. We believe that competition in our business segments is based on price, service, commission structure, product features, financial strength, ability to pay claims, ratings, reputation and name or brand recognition. We compete with a large number of domestic and foreign insurers and, in our Life & Investments business, with non-insurance financial services companies such as banks, broker-dealers and asset managers. These companies sell through various distribution channels, including independent agents, agents who sell products exclusively for one insurer and directly to the consumer. We compete not only for business and individual customers and employer and other group customers but also for agents and other distributors of investment and insurance products. Some of our competitors offer a broader array of products, have more competitive pricing or, with respect to insurers, have higher claims-paying ability ratings. Some may also have greater financial resources with which to compete. In addition, other financial institutions are now able to offer services similar to our own as a result of the Gramm-Leach-Bliley Act, which was adopted in November 1999.

Our independent agents and financial advisors may sell insurance and financial products of our competitors. We may not be able to attract and retain the best agents and advisors or persuade them to devote sufficient attention to our products

       Unlike some of our competitors, we do not distribute our products through agents who sell products exclusively for one insurance company or sell directly to consumers. We distribute our products primarily through a network of independent agents and financial advisors. These agents and advisors may sell our competitors’ products and may stop selling our products altogether. Strong competition exists among insurers for agents with demonstrated ability. While we believe that the independent agent distribution system offers service and underwriting advantages, using this system requires us to compete with other insurers for agents, which we do primarily on the basis of our financial position, support services and compensation and product features. In addition, we face continued competition from our competitors’ products within our own distribution channels. Although we have undertaken several initiatives to strengthen our relationships with our independent agents and advisors and to make it easier and more attractive for them to sell our products, we cannot provide assurance that these initiatives will be successful. Sales of our insurance, annuities and investment products, and our results of operations, could be materially adversely affected if we should be unsuccessful in attracting and retaining productive agents and advisors to sell our products.

Changes in federal tax laws and regulations could make some of our products less attractive to consumers

       Current federal income tax laws generally permit the tax-deferred accumulation of earnings on annuities and other life insurance products. In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. The 2001 Act also includes provisions that will eliminate, over time, estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Some of these changes might hinder our sales and result in the increased surrender of insurance products. We cannot predict the overall effect on the sales of our products of the tax law changes included in the 2001 Act.

       Congress has, from time to time, also considered other tax legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract. We cannot predict whether any such legislation will be enacted, what the specific terms of any such legislation will be or how, if at all, it might affect sales of our products.

Cyclicality of the property and casualty insurance industry may cause fluctuations in our results

       The property and casualty insurance business, especially commercial lines businesses, has been historically characterized by periods of intense price competition that could have an adverse effect on our results. Our commercial lines business strategy is to price business to acceptable profit levels and to decline to write business where pricing or risk does not afford acceptable returns. Implementing this strategy to consistently match business cycles is inherently difficult and our level of success in executing the strategy can vary from period to period.

       The personal lines industry is characterized by an underwriting cycle of loss cost trends. Factors which affect auto loss cost trends include driving patterns, inflation in the cost of auto repairs and medical care, and litigation of liability claims. Other factors, such as improved automobile safety features, legislation changes, and general economic conditions also have an impact on changes in loss costs. Personal lines homeowners loss costs move with inflation in the cost of building materials and labor costs and with demand caused by weather-related catastrophes. Personal lines insurers, including us, are generally unable to increase premium rates until sometime after the costs associated with the coverage have increased, primarily as a result of state insurance regulations. Therefore, in a period of increasing loss costs, profit margins decline.

       As a result, the property and casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality which, during down periods, could materially harm our operating results.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return

       The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which securityholders may not agree. The failure of management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our operating results or financial condition and could cause the value of our securities to decline.

FORWARD-LOOKING INFORMATION

       Statements made in this prospectus supplement and in the documents incorporated by reference into the accompanying prospectus that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this prospectus supplement and in the documents incorporated by reference into the accompanying prospectus that are not historical information are forward-looking. The operations, performance and development of our business are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this prospectus supplement and in the documents incorporated by reference into the accompanying prospectus. The risks and uncertainties include, but are not limited to:

•	the ability to obtain rate increases and decline or non-renew underpriced insurance accounts;

      • achievement of premium targets and profitability;

      • realization of growth and business retention estimates;

      • achievement of overall expense goals;

•	success in implementing a new business entry model for personal and commercial lines;

•	success in obtaining regulatory approval of price-tiered products and the use of insurance scores;

      • the ability to freely enter and exit lines of business;

      • changes in the mix of SAFECO’s book of business;

      • driving patterns;

•	the competitive pricing environment, initiatives by competitors and other changes in competition;

•	weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;

•	the occurrence of significant natural disasters, including earthquakes;

•	the occurrence of significant man-made disasters, such as the attack on September 11, 2001;

•	the occurrence of bankruptcies that result in losses under surety bonds, investment losses or lower investment income;

•	the adequacy of loss and benefit reserves for the Property & Casualty and Life & Investments businesses;

•	the availability of, pricing of, and ability to collect reinsurance;

•	the ability to run off the Lloyd’s of London business without incurring material unexpected charges;

•	the ability to exclude and to reinsure the risk of loss from terrorism;

•	interpretation of insurance policy provisions by courts, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices;

      • the outcome of any litigation against us;

•	legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates and availability of coverage;

•	changes in tax laws and regulations that affect the favorable taxation of certain life insurance products or that decrease the usefulness of life insurance products for estate planning purposes;

      • negative changes to our ratings by rating agencies;

•	the effect of current insurance and credit ratings levels on business production;

•	inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic sectors that increase the severity of claims;

      • availability of bank credit facilities;

•	the profitability of the use of derivative securities by SAFECO Financial Products;

      • fluctuations in interest rates;

•	performance of financial markets; and

      • general economic and market conditions.

       Because insurance rates in some jurisdictions are subject to regulatory review and approval, our achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect our efforts to restore earnings in our property and casualty lines.

       We assume no obligation to update any forward-looking statements contained in this prospectus supplement and in the accompanying prospectus or the documents incorporated by reference into the accompanying prospectus.

USE OF PROCEEDS

       We expect to receive approximately $305.7 million in net proceeds from the sale of 9,100,000 shares of common stock in this offering at an assumed public offering price of $35.32 per share (or $351.6 million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

       We expect to use the net proceeds from this offering for general corporate purposes, which may include contributions to operating subsidiaries to support growth and the repayment or purchase of outstanding indebtedness. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

PRICE RANGE OF OUR COMMON STOCK

       Our common stock is quoted and traded on the Nasdaq National Market under the symbol “SAFC”. The following table provides for the calendar quarter indicated the high and low closing sale prices per share of our common stock as quoted on the Nasdaq National Market.

	High	Low

Year Ended December 31, 2000
First Quarter	$26.56	$18.56
Second Quarter	26.31	19.88
Third Quarter	27.63	20.81
Fourth Quarter	35.69	22.94
Year Ended December 31, 2001
First Quarter	$32.06	$21.75
Second Quarter	30.11	25.41
Third Quarter	31.72	26.02
Fourth Quarter	32.79	29.11
Year Ending December 31, 2002
First Quarter	$34.12	$29.16
Second Quarter	35.90	29.71
Third Quarter	34.65	26.31
Fourth Quarter (through November 5, 2002)	35.97	31.02

       On November 5, 2002, the last reported sale price of our common stock as quoted on the Nasdaq National Market was $35.32 per share. As of October 31, 2002, there were approximately 3,100 holders of record of our common stock. Because brokers and other institutions hold many of these shares on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these recordholders.

DIVIDEND POLICY

       We have continuously paid cash dividends since 1933. Common stock dividends per share paid to shareholders were $0.56 for the nine months ended September 30, 2002, $0.93 in 2001, $1.48 in 2000 and $1.44 in 1999. Dividends are funded with dividends paid to us from our subsidiaries. We expect to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and such other factors as our board of directors deems relevant. Due to underlying business conditions in 2000 and 2001, in February 2001 our board of directors reduced the quarterly dividend by 50% from $0.37 to $0.185 per share. There will be no changes in our dividend policy for the remainder of 2002.

CAPITALIZATION

       The following table sets forth our capitalization as of September 30, 2002:

•	on an actual basis; and

•	as adjusted to reflect the sale of 9,100,000 shares of common stock at an assumed public offering price of $35.32 per share, assuming no exercise of the underwriters’ over-allotment option, less estimated underwriting discounts and commissions and offering expenses payable by us.

       The unaudited information set forth below should be read in conjunction with our unaudited consolidated financial statements and related notes contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2002, which is incorporated by reference into the accompanying prospectus.

	September 30, 2002

	Actual	As Adjusted

	(in millions)
Cash	$181.3	$487.0

Short-term debt:
Commercial paper	—	—
Current portion of long-term debt	319.6	319.6

Total short-term debt	319.6	319.6
Long-term debt, less current portion	808.2	808.2

Total debt	1,127.8	1,127.8

SAFECO-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of SAFECO (Capital Securities)(1)	843.7	843.7

Shareholders’ equity:
Preferred stock, no par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common stock, no par value per share; 300,000,000 shares authorized; 127,751,836 shares issued and outstanding, actual; 136,851,836 shares issued and outstanding, as adjusted(2)	847.6	1,153.3
Retained earnings	2,042.7	2,042.7
Accumulated other comprehensive income	1,167.9	1,167.9

Total shareholders’ equity	4,058.2	4,363.9

Total capitalization	$6,029.7	$6,335.4

(1)	The trust is our subsidiary and holds our junior subordinated debentures as its sole asset.

(2)	Share information is based on the number of shares outstanding as of September 30, 2002 and excludes 12.1 million shares of common stock issuable upon exercise of stock options.

SELECTED FINANCIAL DATA

       The following table sets forth selected consolidated financial information for us for each of the five years in the period ended December 31, 2001 and for the nine-month periods ended September 30, 2001 and 2002. We derived the selected consolidated financial data presented below for and as of the end of the last five fiscal years from our audited consolidated financial statements. We derived the consolidated financial data presented below for each of the nine-month periods ended September 30, 2001 and 2002 from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, considered necessary for a fair presentation of the financial information. The results of operations for the nine-month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year or for any future period.

       You should read the following information in conjunction with the information set forth in our financial statements and the notes to those financial statements incorporated by reference into the accompanying prospectus.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1997(1)	1998	1999	2000	2001	2001	2002

						(unaudited)

	(in millions except per share data and ratios)
Revenues
Insurance
Property & Casualty	$2,816.6	$4,208.3	$4,382.9	$4,563.4	$4,472.8	$3,355.4	$3,356.7
Life & Investments	363.1	447.0	473.9	618.2	637.0	479.6	554.5
Net investment income	1,247.7	1,522.6	1,588.3	1,633.5	1,649.3	1,232.2	1,247.9
Other	76.0	81.0	39.2	20.5	10.4	8.8	7.9
Net realized investment gains	119.4	94.6	117.7	139.5	93.0	80.7	138.5

Total	$4,622.8	$6,353.5	$6,602.0	$6,975.1	$6,862.5	$5,156.7	$5,305.5

Income summary
Income (loss), before net realized investment gains and income taxes(2)
Property & Casualty
Underwriting income (loss)	$36.2	$(109.4)	$(366.7)	$(521.9)	$(837.5)	$(711.2)	$(220.9)
Nonrecurring acquisition charges	(60.0)	—	—	—	—	—	—
Net investment income	327.0	480.2	462.3	460.5	457.7	340.7	345.0
Goodwill amortization	(11.0)	(43.0)	(43.8)	(44.0)	(11.0)	(11.0)	—
Goodwill write-off	—	—	—	—	(1,165.2)	(1,152.1)	—
Restructuring charges	—	—	—	—	(44.3)	(31.8)	(15.1)
Life & Investments	156.9	131.1	195.1	168.5	197.5	150.6	170.7
Goodwill write-off	—	—	—	—	(48.9)	(48.9)
Write-off of deferred acquisition costs	—	(46.8)	—	—	—
Other	(17.4)	(66.6)	(55.0)	(63.2)	(54.6)	(41.9)	(42.3)

Total	431.7	345.5	191.9	(0.1)	(1,506.3)	(1,505.6)	237.4
Income tax (expense) benefit	(79.7)	(25.0)	14.1	56.4	444.3	432.1	(49.6)
Net realized investment gains, net of tax	78.7	61.9	76.5	90.4	61.5	53.3	89.9

Income (loss) before distributions on capital securities	430.7	382.4	282.5	146.7	(1,000.5)	(1,020.2)	277.7

						Nine Months Ended
	Year Ended December 31,					September 30,

	1997(1)	1998	1999	2000	2001	2001	2002

						(unaudited)

	(in millions except per share data and ratios)
Distributions on capital securities, net of tax	(14.8)	(44.9)	(44.8)	(44.8)	(44.8)	(33.7)	(33.7)
Discontinued credit operations, net of tax	14.1	14.4	14.5	12.7	58.2	58.2	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(2.1)	(2.1)	—

Net income (loss)(3)	$430.0	$351.9	$252.2	$114.6	$(989.2)	$(997.8)	$244.0

Earnings (loss) per share(3)
Basic	$3.33	$2.52	$1.90	$0.90	$(7.75)	$(7.81)	$1.91
Diluted	3.31	2.51	1.90	0.90	(7.75)	(7.81)	1.91
Average shares outstanding
Basic	129.2	139.4	132.7	127.8	127.7	127.7	127.8
Diluted	129.8	139.9	132.8	127.8	127.7	127.9	128.1
Property & Casualty operating ratios(4)
Loss ratio	58.4%	61.3%	66.4%	70.4%	74.5%	76.5%	63.3%
Loss adjustment expense ratio	11.2	11.5	12.0	12.2	14.1	14.6	12.4
Expense ratio	29.1	29.8	30.0	28.8	30.1	30.1	30.9

Combined ratio	98.7%	102.6%	108.4%	111.4%	118.7%	121.2%	106.6%

Net written premiums to policyholders’ surplus (statutory)	1.3:1	1.3:1	1.6:1	2.0:1	2.0:1	2.0:1	2.2:1
Balance sheet data (at period end):
Total assets(5)	$28,502.2	$29,553.0	$29,763.1	$30,740.2	$31,728.7	$31,463.1	$33,742.9
Property & Casualty loss and loss adjustment expense reserves	4,310.5	4,219.9	4,378.6	4,612.7	5,053.7	4,955.6	5,062.4
Total debt (excludes Capital Securities)	1,467.9	1,360.4	993.0	1,130.5	1,096.6	1,065.0	1,127.8
Capital Securities	841.7	842.1	842.5	843.0	843.4	843.3	843.7
Shareholders’ equity	5,461.7	5,575.8	4,294.1	4,695.8	3,634.6	3,764.3	4,058.2
Book value per share	38.69	40.92	33.31	36.79	28.45	29.46	31.77

(1)	Reflects the acquisition of American States Financial Corporation, which closed in October 1997.

(2)	Income (loss) before net realized investment gains and income taxes is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.

(3)	SAFECO adopted Financial Accounting Standards Board’s SFAS 142, “Goodwill and Other Intangible Assets”, on January 1, 2002. Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The following table sets forth net income and related per share amounts to reflect the adoption of SFAS 142 for the periods indicated.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

	(in millions except per share data)
Reported net income (loss)	$430.0	$351.9	$252.2	$114.6	$(989.2)	$(997.8)	$244.0
Add back: goodwill amortization	9.6	35.2	36.1	36.5	9.7	9.5	—

Adjusted net income (loss)	$439.6	$387.1	$288.3	$151.1	$(979.5)	$(988.3)	$244.0
Income (loss) per share — diluted
Reported net income (loss)	$3.31	$2.51	$1.90	$0.90	$(7.75)	$(7.81)	$1.91
Add back: goodwill amortization	0.07	0.25	0.27	0.29	0.08	0.07	—

Adjusted net income (loss)	$3.38	$2.76	$2.17	$1.19	$(7.67)	$(7.74)	$1.91

Income (loss) per share — basic
Reported net income (loss)	$3.33	$2.52	$1.90	$0.90	$(7.75)	$(7.81)	$1.91
Add back: goodwill amortization	0.07	0.25	0.27	0.29	0.08	0.07	—

Adjusted net income (loss)	$3.40	$2.77	$2.17	$1.19	$(7.67)	$(7.74)	$1.91

(4)	Operating ratios are based on expenses expressed as a percentage of earned premiums and are calculated using generally accepted accounting principles, or GAAP. Ratios exclude goodwill write-off, goodwill amortization, restructuring charges and nonrecurring acquisition charges. Year 2001 ratios include loss reserve strengthening of $240.0 million and year 2002 ratios include a charge of $26.3 million related to our Lloyd’s of London operations.

(5)	Total assets differs from the total assets reported in our annual report on Form 10-K and 10-K/ A due to the reclassification of our balance sheet to reflect our securities lending activities. For more information on the treatment of securities lending, see Note 1 to Condensed Notes to Consolidated Financial Statements in our quarterly report on Form 10-Q for the quarter ended September 30, 2002.

BUSINESS

       The following business description highlights selected information contained in our annual report on Form 10-K, as amended, and other documents filed with the Securities and Exchange Commission that are incorporated by reference into the accompanying prospectus. This description does not contain all the information that you should consider before investing in our securities. You should read the documents incorporated by reference into the accompanying prospectus before making an investment decision.

General

       SAFECO Corporation is a Washington corporation that has been in the insurance business since 1923. We operate subsidiaries on a nationwide basis in segments of the insurance industry and other financial-related industries. Our two principal businesses are: (1) property and casualty insurance, including surety, and (2) life insurance and asset management. Our property and casualty insurance operation is the 18th largest in the United States based on 2001 direct written premiums as published by A.M. Best. We write personal, commercial and surety lines of insurance through independent agents. In our property and casualty business, our primary personal product lines are auto and homeowners insurance, and our primary commercial product lines are commercial multi-peril, auto, workers’ compensation and surety. We are one of the independent agency system’s largest insurers of small-to-medium-sized businesses. Our life insurance and asset management business offers individual and group insurance products, retirement services, annuity products, mutual funds and investment advisory services. We sell our insurance and related financial products through more than 17,000 independent agents and financial advisors. Our non-U.S. operations are not significant to our overall operations.

Property & Casualty Operations

       Through independent agents, our property and casualty businesses provide customers with auto, homeowners, fire, commercial multi-peril, workers’ compensation, surety and fidelity insurance. With $4.4 billion of net written premiums, our Property & Casualty operations generated 74% of our consolidated revenues in 2001. For the nine-month period ended September 30, 2002, our Property & Casualty operations generated 75% of our consolidated revenues, with net written premiums of $3.4 billion.

       Our personal lines business includes auto, homeowners and specialty insurance for individuals. This business generated $2.7 billion or 63% of our property and casualty net written premiums in 2001, and $2.2 billion or 65% for the nine-month period ended September 30, 2002. Our business insurance segment accounted for $1.5 billion or 35% of property and casualty net written premiums in 2001, and $1.1 billion or 32% for the nine-month period ended September 30, 2002. Surety and other lines represented 2% and 3% of property and casualty net written premiums in 2001 and in the nine-month period ended September 30, 2002, respectively. Property and casualty net written premiums decreased 2% in 2001 due to re-underwriting efforts consisting of the non-renewal of underpriced risks and reduction of underperforming and unprofitable product lines. We also terminated relationships with approximately 1,000 underperforming agents during 2001. For the nine-month period ended September 30, 2002, property and casualty net written premiums increased 2% compared to the same period of 2001. Increases over the prior year were driven by rate increases across the property and casualty businesses and growth in PIF in the personal auto line.

       We sell property and casualty insurance products in each of the 50 states and in the District of Columbia. The following table shows gross written premiums for our Property & Casualty operations by state for the two years ended December 31, 2001.

	Year Ended December 31,

	2000		2001

		% of		% of
State	Amount	Total	Amount	Total

	(dollars in millions)
California	$758.4	16%	$785.8	17%
Washington	585.3	12	582.2	13
Texas	327.8	7	325.2	7
Illinois	280.0	6	243.6	5
Oregon	241.7	5	239.8	5
Missouri	211.2	5	196.1	4
Florida	173.3	4	166.3	4
Colorado	110.1	2	120.4	3
Michigan	133.5	3	119.3	3
Connecticut	113.8	2	118.2	3

Total ten largest states	2,935.1	62	2,896.9	64
All others	1,774.0	38	1,673.3	36

Total	$4,709.1	100%	$4,570.2	100%

Personal Lines

       The principal coverages offered by our personal lines business are auto and homeowners insurance. We are the 13th largest writer of personal lines insurance in the United States based on 2001 direct written premiums as published by A.M. Best.

       Personal Insurance — Auto. This line provides coverage for liability to others for both bodily injury and property damage and for physical damage to an insured’s own vehicle from collision and other hazards. In addition, first-party personal injury protection, frequently referred to as no-fault coverage, may be included as part of this insurance product if required by applicable state law. Personal auto is our largest segment, comprising $1.8 billion or 40% of property and casualty net written premiums in 2001, and $1.5 billion or 44% for the nine-month period ended September 30, 2002. We had 1.5 million personal auto policies in force, or PIF, at September 30, 2002, an increase of 5.9% in PIF from December 31, 2001 and 4.7% in PIF from September 30, 2001. We are the 14th largest writer in the United States of personal auto insurance based on 2001 direct written premiums as published by A.M. Best.

       In 2001, we took a number of actions to improve the profitability of our personal auto business. These actions included rate increases, termination of relationships with agencies that wrote unprofitable business for SAFECO and tightening of underwriting standards, and improved our combined ratio from 107.1% in 2000 to 104.6% in 2001. The personal auto line combined ratio improved further to 102.4% for the nine-month period ended September 30, 2002, driven by increased rates and enhanced efforts to re-underwrite our personal auto accounts. We expect further improvement in this ratio as we continue with these actions.

       The re-underwriting of our personal auto line includes the expanded use of “insurance-scoring”, which utilizes multiple variants to classify risks. Variants used may include age, past claim record and other differentiating characteristics. Where allowed by state law, an individual’s credit score is one of the criteria used to develop an insurance score. The use of insurance-

scoring, along with tighter underwriting standards, has resulted in more accurately matching rate to risk.

       In 2001, we launched a new auto insurance product that integrates insurance-scoring into a multi-variant underwriting model. This multi-variant underwriting model more finely segments our potential customers into risk groups and expands the number of pricing tiers from three to as many as 15. These pricing tiers provide more refined price points and allow us to make insurance available to a broader range of customers. Within each tier, additional factors are used to further segment the business. As of September 30, 2002, we had implemented this product in 17 states and expect it to be available in 23 states in total by the end of 2002. We plan to complete the introduction of this product nationwide by spring 2003. However, it should be noted that the use of credit-scoring is the subject of both legislative and regulatory review in several states where our property and casualty operations have a concentration of business, including Washington state. Legislative or regulatory action has caused and could cause us to limit or adjust our use of credit-scoring within our multi-variant underwriting process. See “Risk Factors — Elimination or significant restriction of the use of credit-scoring in the pricing and underwriting of personal lines products could reduce our future profitability”. We will modify our multi-variant model to accommodate legislative changes as necessary.

       In addition to introducing the new auto insurance product, we have undertaken a number of other actions to stimulate profitable growth in our personal auto business. In order to incentivize our agents to sell more of our products, we have implemented an automated underwriting system to make it easier to sell our products and allow our agents to quote and sell our policies more efficiently. In addition, we have increased the commission we pay to our agents for writing new personal auto insurance policies for the first six-month policy term.

       Personal Insurance — Homeowners. This product line provides protection against losses to dwellings and contents from a wide variety of hazards, as well as coverage for liability arising from ownership or occupancy. We write homeowners insurance for dwellings, condominiums, and rental property contents. Homeowners produced $743 million or 17% of our property and casualty net written premiums in 2001, and $592 million or 17% for the nine-month period ended September 30, 2002. We had 1.3 million personal homeowners PIF at September 30, 2002, a decrease of 5.9% in PIF from December 31, 2001 and 8.2% in PIF from September 30, 2001. We are the 9th largest writer in the United States of homeowners insurance based on 2001 direct written premiums as published by A.M. Best.

       Our homeowners line produced a combined ratio of 127.8% in 2001, compared with 116.0% in 2000. This increase was primarily due to unusually high levels of catastrophes in 2001, including a catastrophic hailstorm in the St. Louis area and Tropical Storm Allison. The combined ratio for the nine-month period ended September 30, 2002 decreased to 108.8%, due primarily to lower catastrophe and weather-related losses, as well as the impact of actions in accordance with our strategic plan discussed below.

       During 2001, we began taking a number of actions to improve the profitability of our homeowners segment, including:

•	pricing our homeowners products to generate an appropriate return based on risk assessment, with further rate increases in 2002;

•	implementing a new pricing structure with nine new pricing tiers developed in a similar manner to that described above in “— Personal Insurance — Auto”, which has been implemented in 17 states and is expected to be available in 23 states in total by the end of 2002;

•	restricting policy terms, such as instituting higher deductibles for certain losses, establishing caps on payments relating to mold, capping guaranteed replacement cost provisions, implementing wind and hail exclusions and placing limits on earthquake exposures;

•	updating policyholders’ coverage levels to appropriately reflect home values;

•	reducing agent commissions for new monoline homeowners business;

•	instituting moratoriums on writing policies in states where we have been unable to secure sufficient policy rates to cover the cost of providing insurance (we have current moratoriums in 12 states); and

•	exiting, when appropriate, geographic markets where profitability does not respond adequately to pricing actions.

       We expect these actions to take up to two years to restore acceptable underwriting results in our homeowners line.

       Personal Insurance — Specialty. This product line includes coverage for earthquake, dwelling fire, inland marine and boat insurance for individuals. Net written premiums were $204 million in 2001, and $158 million for the nine-month period ended September 30, 2002. The specialty combined ratio was 98.0% in 2001 compared to 90.3% in 2000. This increase was primarily due to the Seattle earthquake in February 2001. The combined ratio for specialty for the nine-month period ended September 30, 2002 was 86.4%. This improvement was due to lower catastrophe and weather-related costs as well as a reduction in personal umbrella insurance loss costs.

SAFECO Business Insurance

       In May 2001, we announced our decision to consolidate our business insurance line, which focused on small-to-medium-sized business underwriting, with our commercial insurance line, which focused on large-sized business underwriting. The consolidation has concentrated our efforts on, and leverages our expertise with, small-to-medium-sized business insurance accounts with annual premiums under $100,000. At the same time, we are re-underwriting all large commercial accounts and have created a special accounts facility that continues to underwrite large commercial accounts for key agents and brokers who support our core personal and small-to-medium-sized business. In addition, we are exiting 15 of 19 specialty commercial programs while remaining in four specialty programs that have historically been profitable for us.

       We now manage and report our commercial business as one major segment, SAFECO Business Insurance, or SBI, as follows:

•	SBI Regular, our core commercial segment, writes commercial lines insurance for small-to-medium-sized businesses;

•	SBI Special Accounts Facility writes continuing business for the four specialty commercial programs and larger commercial accounts for our key agents; and

•	SBI Run-Off includes the large commercial business accounts and the 15 specialty programs that we are exiting.

       We have also taken actions to exit unprofitable programs, aggressively re-underwrite continuing business, strengthen our underwriting standards, terminate unprofitable accounts and obtain rate increases. We expect average SBI Regular insurance prices to increase 15% in 2002 compared to prices at the end of 2001, reflecting the rate increases achieved through the first nine months of 2002.

       Our business insurance combined ratio was 111.2% for the nine-month period ended September 30, 2002, 126.5% in 2001 and 116.8% in 2000.

       The principal coverages offered by SBI are commercial multi-peril, auto, workers’ compensation and certain specialty lines.

       Multi-peril Insurance. This line provides coverage for businesses against third-party liability from accidents occurring on their premises or arising out of their operations, such as injuries sustained from products sold. This type of insurance also insures business property for damage such as that caused by fire, wind, hail, water, mold, theft and vandalism, and protects businesses from financial loss due to business interruption.

       Commercial Auto Insurance. This line provides coverage for businesses against losses incurred from personal bodily injury, bodily injury to third parties, property damage to an insured’s vehicle, property damage to other vehicles and damage to other property resulting from the ownership, maintenance or use of automobiles and trucks in a business.

       Workers’ Compensation Insurance. This line provides coverage for the obligation of an employer under state law to provide its employees with specific benefits for work-related injuries, deaths and diseases, regardless of fault. There are typically four types of benefits payable under workers’ compensation policies: medical, disability, death and disease.

       Commercial Specialty Insurance. During 2001, we decided to exit 15 of our 19 specialty programs, representing approximately half of the $270 million in premium volume from these programs, because the majority of these programs did not fit with our core business focus. Once the contracts for the discontinued lines expire, they will not be renewed. The run-off period may take up to three years; however, most are expected to run off over 12 months. We will continue with specialty business products in the areas of lender-placed property insurance, professional liability and other coverage for Internal Revenue Code Section 501(c)(3) organizations, mini-storage warehouse and E&O insurance for smaller insurance agents. In conjunction with this strategic program focus, we acquired a book of lender-placed property business from ACE USA, Inc. in September 2001, more than doubling our lender-placed property business.

       We have introduced a redesigned business model with three new capabilities to support business growth in 2002. These new capabilities include an automated underwriting platform much like that being rolled out for our personal lines, a commercial service center to support our agents and a new business agency interface system. We launched the first two components in the first half of 2002 and began rolling out the business agency interface system in the fourth quarter of 2002. In combination, these capabilities will support policy growth by delivering more accurate pricing, reducing transaction time, making it easier for our agents to do business with us and expanding services for business customers. Full delivery and implementation of this redesigned business model requires a substantial effort and these changes represent a significant departure from the traditional individual risk underwriting approach we have adhered to in the past. The success of this implementation will be critical to improved underwriting results in business insurance over the next few years and we do not expect top line premium growth in this business segment until 2003.

       While our actions have contributed to a decrease in total policies, the number of new small-to-medium-sized business policies increased by 13% in the first nine months of 2002 compared with the first nine months of 2001.

Surety

       Our surety business provides an insured with a third party guarantee of a statutory or contractual obligation of the insured. We offer surety bonds primarily for construction, performance and for legal matters such as appeals, probate and bankruptcies. In 2001, as a consequence of writing advance pay and payment guaranty bonds for Enron and Enron’s filing for bankruptcy, we incurred losses net of reinsurance and before taxes of $18.0 million based on estimated gross losses of $67.6 million. While our reinsurers have reserved their rights with respect to these Enron-related losses, we currently do not expect our net losses to exceed $18.0 million. Net written premiums for our surety business were $131 million in 2001, and $101 million for the nine-month period ended September 30, 2002. Surety has produced a combined ratio under 100% every year for the past twenty years, including 2001, despite the Enron loss. The combined ratio for surety for the nine-month period ended September 30, 2002 was 87.7%.

       In general, as a result of extraordinary loss experience in the industry in all major lines of surety in 2001, including those related to Enron, prices of surety bonds have increased and industry capacity has been reduced.

Other

       Other business includes our involuntarily assigned risk and other state-mandated personal lines business, our Lloyd’s of London operations and discontinued coverages that are in run-off.

       During the third quarter of 2002, we decided to put our Lloyd’s of London operations into run-off resulting in an after-tax charge of $17.1 million in that quarter. This charge reflects the write-off of our investment in our U.K. subsidiary, R.F. Bailey (Underwriting Agencies) Ltd. It also reflects strengthening of loss reserves to provide for higher than anticipated losses as that business is run off.

Life & Investments

       Our life insurance and asset management businesses offer individual and group insurance products, retirement services, annuity products, mutual funds and investment advisory services. Our principal product lines, measured by 2001 premium and deposit volume, include deferred annuities, group medical excess loss, variable annuities, business-owned life insurance, or BOLI, single premium immediate annuities, or SPIAs, individual life insurance, tax sheltered annuities and corporate retirement plans. Ratings downgrades in early 2001 adversely affected our ability to sell certain of our life and asset management products, most notably SPIAs and BOLI. However, our Life & Investment business generated pretax earnings before net realized investment gains (losses) of $149 million in 2001 ($198 million excluding goodwill writedown) and $171 million for the nine-month period ended September 30, 2002.

       We plan to continue to expand our Life & Investments business by strengthening and expanding distribution channels and launching new products. For example, we completed the acquisition of Swiss Re’s group medical excess loss and group life business in July 2002 as discussed below.

Individual

       Individual products include term, universal and variable universal life and BOLI. BOLI is universal life insurance sold to banks and is extremely sensitive to financial strength ratings and our ratings downgrades in 2001 have significantly curtailed the volume of new BOLI deposits. BOLI deposits increased $120 million in 2001 to a total of $2.2 billion for the year. For the nine-month period ended September 30, 2002, there were no new BOLI deposits. Our individual products generated pretax earnings before net realized investment gains (losses) of $22.8 million in 2001 and $17.7 million for the nine-month period ended September 30, 2002.

Group

       Group’s principal product is excess loss insurance sold to employers with self-insured employee medical plans. Also offered in this line are group life, accidental death and dismemberment, and disability products. Our group products generated pretax earnings before net realized investment gains (losses) of $26.6 million in 2001 and $46.7 million for the nine-

month period ended September 30, 2002. Total group premiums were $336 million in 2001 and $328 million for the nine-month period ended September 30, 2002. The third quarter 2002 results include $60.1 million of premiums and $12.6 million of pretax earnings before net realized investment gains (losses) from Swiss Re’s medical excess loss and group life insurance business, which we acquired in July 2002. The primary purpose of the acquisition is to build a greater presence in the medical excess loss market and leverage our expertise in this line of business.

Retirement Services

       Retirement services products are primarily tax-sheltered annuities (marketed primarily to teachers and not-for-profit organizations), fixed and variable deferred annuities (both qualified and non-qualified), guaranteed investment contracts and corporate retirement funds. These products include surrender charges during the initial years of each policy or the option to defer payouts over five years. These product features reduce the potential of early withdrawals by policyholders. Our retirement services products generated pretax earnings before net realized investment gains (losses) of $15.6 million in 2001 and $13.4 million for the nine-month period ended September 30, 2002. Assets under management were $6.2 billion at December 31, 2001 and $6.6 billion at September 30, 2002. New deposits totaled $1.1 billion in 2001 and $800 million for the nine-month period ended September 30, 2002.

Income Annuities

       The principal income annuity product is the SPIA, which is sold to fund third-party personal injury settlements, providing a reliable income stream to the injured party. These contracts are non-surrenderable and are supported by long-term invested assets consisting primarily of long-duration bonds. This product is extremely sensitive to financial strength ratings and our ratings downgrades in 2001 decreased our ability to sell this product. Deferred annuities (primarily fixed-rate products) account for most of the other business in this product line. Our income annuities products generated pretax earnings before net realized investment gains (losses) of $47.8 million in 2001 and $27.6 million for the nine-month period ended September 30, 2002. Assets under management were $6.3 billion at December 31, 2001 and at September 30, 2002. New deposits totaled $99.0 million in 2001 and $70.0 million for the nine-month period ended September 30, 2002.

Asset Management

       Through our subsidiary SAFECO Asset Management Company, we provide investment advisory services for the SAFECO mutual funds, variable annuity portfolios and a number of outside pension and trust accounts. Our assets under management were $5.1 billion at December 31, 2001, compared to $3.7 billion at September 30, 2002. Our asset management activities generated pretax earnings before net realized investment gains (losses) of $8.0 million in 2001 and $4.9 million for the nine-month period ended September 30, 2002.

Investment Portfolio

       The table below summarizes our consolidated securities investment portfolio at September 30, 2002. The fair value recorded amount exceeded the cost or amortized cost on fixed maturities and equity securities by $1.8 billion at September 30, 2002.

	Cost or
	Amortized
September 30, 2002	Cost	Fair Value

	(dollars in millions)
Property & Casualty
Fixed Maturities — Taxable	$4,917.0	$5,204.6
Fixed Maturities — Non-taxable	1,784.0	2,016.7
Equity Securities	698.2	901.5
Short-Term Investments	382.1	382.1
Life & Investments
Fixed Maturities — Taxable	15,284.5	16,382.2
Equity Securities	117.2	112.2
Short-Term Investments	239.4	239.4
Corporate
Fixed Maturities — Taxable	59.7	54.3
Equity Securities	12.6	24.0
Short-Term Investments(1)	(110.5)	(110.5)

Total	$23,384.3	$25,206.5

(1) Reflects the elimination of intercompany transactions.

       Our property and casualty investment portfolio totaled $8.6 billion at fair value at September 30, 2002, compared with $8.5 billion at December 31, 2001. The investment philosophy for our property and casualty portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. At September 30, 2002, fixed maturities securities comprised 84% of this portfolio while equity securities comprised 10%.

       In order to better match invested asset duration to the duration of related liabilities, during 2002 we have repositioned our Property & Casualty investment portfolio to reduce the bond investment portfolio duration from approximately 7 to approximately 5. As of September 30, 2002, the bond investment portfolio’s duration was 4.9 compared to 5.7 at June 30, 2002 and 7 at December 31, 2001. The Property & Casualty asset allocation mix also has been adjusted to reduce volatility by lowering the exposure to equity securities. Equity securities comprised approximately 10% of this investment portfolio at September 30, 2002 compared to approximately 18% at December 31, 2001. As a result of executing this strategy, this portfolio’s allocation to taxable bonds has increased relative to its tax-exempt holdings. Due to the increased allocation to taxable bonds, after-tax investment income for the Property & Casualty investment portfolio is expected to decline by $0.05 to $0.10 a share on an annualized basis.

       The quality of our Property & Casualty fixed maturities portfolio at September 30, 2002 is detailed in the following table:

Percent at
Ratings	September 30, 2002

AAA	44%
AA	12
A	23
BBB	16
BB or lower	3
Not rated	2%

Total	100%

       Our Property & Casualty pretax investment income was $458 million, $461 million and $462 million in 2001, 2000 and 1999, respectively. For the nine-month period ended September 30, 2002, pretax investment income was $345 million. On an after tax-basis, investment income was $358 million, $363 million and $388 million for 2001, 2000 and 1999, respectively. For the nine-month period ended September 30, 2002, after-tax investment income was $260 million. After-tax investment income for 2002 is expected to decline by $0.05 to $0.10 a share on an annualized basis due to repositioning of our property and casualty investment portfolio, including the effect of shifting our investment allocation to a greater proportion of taxable versus nontaxable bonds.

	Pretax Investment Income Yields

				Nine Months
	Years Ended			Ended
	December 31,			September 30,

	1999	2000	2001	2001	2002

Property & Casualty	6.2%	6.4%	6.3%	5.9%	6.3%

       Our Life & Investments portfolio totaled $17.8 billion at fair value at September 30, 2002, compared with $16.3 billion at December 31, 2001. Fixed maturities securities, all of which are taxable, comprise 92% of this investment portfolio at September 30, 2002. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. Our Life & Investments operations also match the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines.

       The quality of our Life & Investments fixed maturities portfolio at September 30, 2002 is detailed in the following table:

Percent at
Ratings	September 30, 2002

AAA	33%
AA	6
A	24
BBB	30
BB or lower	5
Not rated	2

Total	100%

       Our Life & Investments pretax investment income was $1,180 million, $1,182 million and $1,123 million in 2001, 2000 and 1999, respectively. For the nine-month period ended September 30, 2002, pretax investment income was $898 million.

	Pretax Investment Income Yields

				Nine Months
	Years Ended			Ended
	December 31,			September 30,

	1999	2000	2001	2001	2002

Life & Investments	7.5%	7.7%	7.7%	7.6%	7.4%

       At September 30, 2002, our Life & Investments portfolio contained $775 million of securities rated below investment grade quality at fair value. These securities represented approximately 4% of the total $17.8 billion Life & Investments portfolio at fair value at September 30, 2002.

       On a consolidated basis, below investment grade securities with a fair value of $971 million were held at September 30, 2002. The related amortized cost amount was $1.1 billion or 116% of the fair value. The gross unrealized loss was approximately $186 million, the gross unrealized gain was approximately $25 million, and the net unrealized loss was $161 million. These securities represented approximately 4% of total consolidated securities investments at fair value at September 30, 2002.

       Our consolidated investment portfolio included approximately $513 million of fixed maturities at September 30, 2002 that were non-rated. This represented approximately 2% of total fixed maturity investments based on fair value at September 30, 2002. Our consolidated investment portfolio included $24 million of equity securities that were not publicly traded at September 30, 2002.

       Our consolidated investment in mortgage-backed securities of $5.5 billion at fair value at September 30, 2002 consisted mainly of residential collateralized mortgage obligations, or CMOs, pass-throughs and commercial loan-backed mortgage obligations, or CMBS. Our Life & Investments portfolio held 77% while our Property & Casualty portfolio held 23% of these securities. Approximately 77% of the mortgage-backed securities were government/agency-backed or AAA rated at September 30, 2002. We have intentionally limited our investment in riskier, more volatile CMOs and CMBS (e.g., principal only, inverse floaters) to less than 1% of total mortgage-backed securities at September 30, 2002.

       Our consolidated investment portfolio also included $921 million of mortgage loan investments at September 30, 2002, representing approximately 3% of total investments.

Strategy and Recent Developments

       From 1998 to 2000, SAFECO’s net income declined while revenues increased. During that period, our stock price underperformed both the S&P 500 Index and the SP Insurance Index. In 2000, our board of directors determined that it was necessary to conduct an overall review of our business to determine how to improve our profitability. In January 2001, the board of directors hired Michael S. McGavick as Chief Executive Officer and President to redirect our operations. Upon joining, Mr. McGavick undertook the comprehensive review necessary to develop a strategic direction for SAFECO. This review resulted in strategic actions focused on achieving the following goals:

•	ensuring that the recovery plans for our Property & Casualty operations had the rigor and urgency necessary to be successful;

      • analyzing and reducing expenses;

      • strengthening our balance sheet; and

      • investing in our employees.

       Execution of actions to achieve these goals began promptly in 2001 and has continued into 2002. Key actions already taken include having:

•	launched our new multi-tiered auto product (in place in 17 states, with the rollout scheduled for completion in the spring 2003) designed to attract and retain a broader spectrum of personal auto customers by more accurately matching price to risk;

•	completed the rollout of our new business entry model providing agents with point of sale quoting capabilities for personal auto and homeowners insurance;

•	consolidated our commercial insurance product lines in order to redirect our commercial operations towards small-to-medium-sized businesses;

•	launched our new business insurance automated underwriting platform and service center and begun preparing to roll out our new business agency interface module;

•	implemented company-wide expense reductions targeting $100 million of annual savings through consolidation of our regional offices from 13 to 5 and reduction of employment by approximately 1,200;

•	exited non-core business lines, exemplified by the sale of SAFECO Credit Company, Inc., a wholly-owned subsidiary, in August 2001, and reinvested the proceeds in our Property & Casualty business;

•	reduced our shareholder dividends by 50%, providing us cash savings of approximately $95 million annually;

•	recognized a goodwill writedown of $925 million in the first quarter of 2001, net of tax, related to prior acquisitions;

•	increased property and casualty reserves by $240 million on a pretax basis in the third quarter of 2001, to cover recent developments in prior year claims from workers’ compensation, construction defect, asbestos and environmental losses;

•	between January 2001 and January 2002, strengthened our management team by appointing a new Chief Financial Officer, a new President of SAFECO Personal Insurance, a new President of SAFECO Business Insurance, a new Chief Information Officer and a new Senior Vice President of Corporate Marketing;

• placed our London operations in run-off and recognized a charge of $17.1 million, net of tax, reflecting the write-off of our investment in our U.K. subsidiary and the strengthening of loss reserves in conjunction with the run-off of that business; and

• redesigned our employee compensation plans to closely link compensation to performance.

       We have also undertaken additional actions in 2002 to continue to reshape our business into a more profitable enterprise positioned for growth. These efforts include:

• improving sales growth by (1) continuing to add products for our independent agents to sell, (2) employing technology, such as our new automated underwriting system, to make it easier for our agents to sell our products and (3) realigning, consistent with profitability, the incentives to sell our products;

• improving levels of service and claims-handling by introducing new processes and technology, such as our new commercial service center and business agency interface systems, to facilitate transaction processing;

• improving metrics and developing measurement systems to more closely track our business performance and adopting management practices to act on the enhanced business information; and

• continuing to invest in our employees by expanding our training programs and continuing to align our employees’ compensation with results for our shareholders.

Marketing

       We distribute our products in all 50 states and the District of Columbia, primarily through a network of approximately 17,000 independent agents and financial advisors who are supported by our marketing and sales staff and customer service centers. We believe that the independent agent distribution system offers service and underwriting advantages. For example, we believe that independent agents are better able to match products to a customer’s specific needs, thereby providing a higher level of expertise, advice and service than agents offering a single line of products, and believe that independent agents are able to establish close, long-term, advisory relationships with their customers. Our deferred annuities are primarily marketed through financial institutions by one of our subsidiaries, Talbot Financial Corporation.

Property and Casualty Claims Administration

       We employ approximately 2,700 claims employees in locations throughout the United States. These employees include telephone and field adjusters, appraisers, litigation specialists, staff attorneys, regional and home office management and support staff. We handle approximately 97% of our claims internally and employ independent adjusters primarily where geographic location makes it impractical to use our own employees. Our claims are handled by professionals with the technical expertise necessary to deal with complex coverage, liability and damage issues. We recognize the importance of the specialized and extensive training required for claims adjusting and have committed significant resources and efforts to the training and development of our claims staff.

       Our claims processing is highly automated and combines the efficiency of centralized claims handling, customer service centers and the flexibility of field representatives. We believe that we are an industry leader in using a proprietary client server system that supports a “paperless” claims environment. As a result, our field representatives are not restricted to a specific office or physical location. This flexibility adds significant savings and efficiencies to the claims-handling process. Our claims department also provides automated feedback from claims handlers to underwriters to help with risk assessment and pricing.

Reinsurance

       We use treaty and facultative reinsurance in managing our exposure to potential losses for our property and casualty, surety and life insurance operations. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to us to the extent of the reinsurance ceded, we remain primarily liable to the policyholders as the direct insurer on all risks reinsured. To our knowledge, none of our reinsurers is experiencing financial difficulties.

       We do not enter into retrospective reinsurance contracts or participate in any unusual or nonrecurring reinsurance transactions such as reserve “swaps” or loss portfolio transfers. We do not use funding covers and do not participate in any surplus relief transactions.

       For 2002, our nationwide catastrophe property reinsurance program covers 90% of $400 million of single-event losses in excess of $100 million retention. This means that we would retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million. The catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 2002 at current rates.

Competition

       Both the property and casualty insurance business and the life insurance and asset management business are highly competitive. Competition in our business segments is based on price, service, commission structure, product features, financial strength, ability to pay claims, ratings, reputation and name or brand recognition. We compete with a large number of domestic and foreign insurers and, in our life insurance and asset management businesses, with non-insurance financial services companies such as banks, broker-dealers and asset managers. These companies sell through various distribution channels, including independent agents, agents representing only one insurer and directly to the consumer. We compete not only for business and individual customers, employer and other group customers but also for agents and other distributors of investment and insurance products. Some of our competitors offer a broader array of products, have more competitive pricing, have lower cost structures or, with respect to insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. Also, other financial institutions are now able to offer services similar to our own as a result of the Gramm-Leach-Bliley Act, which was adopted in November 1999.

Legal Proceedings

       Because of the nature of the businesses, our insurance and other subsidiaries are subject to legal actions filed or threatened in the ordinary course of their business operations, generally as liability insurers defending third-party claims brought against their insureds or as insurers defending policy coverage claims brought against them. We do not believe that such litigation will have a material adverse effect on our financial condition, future operating results or liquidity.

       Our property and casualty insurance subsidiaries are parties to a number of lawsuits for liability coverages related to environmental claims. Although estimation of reserves for environmental claims is difficult, we do not expect the loss and loss adjustment expenses with respect to any such lawsuit, or all lawsuits related to a single incident combined, to be material to our financial condition.

       Our property and casualty insurance companies were sued on July 18, 2001 in U.S. District Court for the Northern District of Ohio and on August 10, 2001 in California state court by plaintiffs who purport to represent classes of present and former claims adjusters. The plaintiffs claim that claims adjusters should have been considered non-exempt employees under the labor laws, and seek damages representing back overtime pay for certain hours worked. We intend to defend vigorously against these allegations.

Reserves

       Our consolidated financial statements include estimated reserves for unpaid losses and loss adjustment expenses of our property and casualty insurance companies. The reserves are net of amounts from expected salvage and subrogation recoveries and gross of amounts recoverable from reinsurance.

       We establish reserves for losses that have been reported to our property and casualty insurance companies and certain legal expenses on the “case basis” method. We estimate claims incurred but not reported and other loss adjustment expenses using actuarial procedures. Salvage and subrogation recoveries are accrued using the “case basis” method for large claims and statistical procedures for smaller claims.

       Our objective is to set reserves that are adequate, that is, the amounts that we originally record as reserves should equal the amounts that we ultimately require to settle losses. Our reserves reflect our aggregate best estimate of the total ultimate cost of claims that we have incurred but that we have not yet paid. The estimates are based on past claims experience and consider current claim trends as well as social, legal and economic conditions, including inflation. The reserves are not discounted. We believe our reserves are adequate as of September 30, 2002.

       The process of estimating claim reserves is complex and imprecise due to a number of variables. These variables are affected by both internal and external events such as changes in claims handling procedures, trends in loss costs, economic inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant lags between the occurrence of the insured event and the time it is actually reported to the insurer. We refine reserve estimates in a regular ongoing process as experience develops and further claims are reported and settled. We record adjustments to reserves in the results of operations in the periods in which we change the estimates. In establishing reserves, we take into account estimated recoveries for reinsurance, salvage and subrogation.

       We have established loss and loss adjustment expense reserves for environmental claims, asbestos and other toxic claims and for construction defect claims. Reserves are recognized for reported claims and for incurred but not reported claims, and include the estimated cost of related legal expenses. We have separate claims-handling units with claims personnel dedicated to handling environmental claims, asbestos and other toxic claims and construction defect claims. These units also assist in establishing loss reserves for these claims. The process of estimating reserves for these claims involves greater subjectivity than for other claims and past claim experience may not be representative of future claim experience, due to the risk inherent in major litigation, diverging legal interpretations, regulatory actions, and other factors. The reserves represent our best current estimate of ultimate losses and loss adjustment expenses based upon known facts and the current state of the law and coverage litigation. However, these claims and related litigation, particularly if current trends continue to accelerate, could result in future liabilities significantly different from those currently predicted and could be material. The impact on reserves of changes in these factors would be reflected in future operating results.

     2001 Property and Casualty Loss Reserve Strengthening

       During the third quarter of 2001, we completed a review of our property and casualty insurance companies’ loss reserve adequacy. As a result of this review, which included an independent actuarial study, our property and casualty insurance companies increased reserves by $240 million on a pretax basis. The $240 million reserve addition related to recent developments in prior-year claims as follows: $80 million for workers’ compensation, $90 million for construction defect and $70 million for other coverages including environmental and asbestos.

       To mitigate the capital impact of the reserve strengthening, we contributed $250 million of capital to our property and casualty companies on September 28, 2001.

Regulatory Environment

       We, along with our insurance subsidiaries, are subject to extensive regulation and supervision, primarily designed to protect the interests of policyholders rather than shareholders and other investors. Such regulation, generally administered by a department of insurance in each state in which our insurance subsidiaries do business, relates to, among other things:

•	standards of solvency that we must meet and maintain;

•	licensing of insurers and their agents;

•	nature of and limitations on investments;

•	ability to enter into or withdraw business from the state;

•	approval of premium rates;

•	restrictions on the size of risks that we may insure under a single policy;

•	required reserves and provisions for unearned premiums, losses and other purposes;

•	deposits of securities for the benefit of policyholders;

•	approval of policy forms; and

•	regulation of market conduct, including underwriting and claims practices.

       State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Our insurance subsidiaries are collectively licensed to transact insurance business in all 50 states and the District of Columbia.

       Our personal lines business uses insurance-scoring as a factor in making risk selection and pricing decisions. Where allowed by state law, an individual’s credit score is one of the criteria used to develop an insurance score. Recently, some consumer groups and regulators have questioned whether the use of credit-scoring unfairly discriminates against people with low incomes, minority groups and the elderly, and are calling for the prohibition of or restrictions on the use of credit-scoring in underwriting and pricing. A number of state legislatures and insurance regulatory agencies have enacted or are currently considering laws or regulations that would significantly curtail the use of credit-scoring in the underwriting process. The enactment of such laws or regulations in a large number of states could reduce our future profitability.

       In addition, state regulations restrict the aggregate amount of dividends that our insurance subsidiaries may pay in any consecutive twelve-month period without prior regulatory approval. Generally, companies may pay dividends out of earned surplus without approval with 30 days’ prior written notice within certain limits. The limits are generally based on the greater of 10% of the prior year’s statutory surplus or prior year’s statutory net income. Dividends in excess of the prescribed limits or the subsidiary’s earned surplus require formal state insurance commission approval. We do not anticipate that these limitations will prevent our insurance subsidiaries from paying dividends to us in 2002 in amounts sufficient to fund our shareholder dividends and service debt. Based on the statutory limits as of December 31, 2001, we are able to receive approximately $433 million in dividends from our subsidiaries in 2002 without obtaining prior regulatory approval.

       An insurance company’s capacity for premium growth is in part a function of the amount of its statutory surplus. Maintaining appropriate levels of statutory surplus is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

       The National Association of Insurance Commissioners, or NAIC, uses risk-based capital, or RBC, formulas for both life insurers and property and casualty insurers. These serve as an early warning tool used by the NAIC and state regulators to identify companies that are undercapitalized and merit further regulatory attention or the initiation of regulatory action. Our life and property and casualty companies have more than sufficient capital to meet these risk-based capital requirements.

       Effective January 1, 2001, our insurance subsidiaries adopted the NAIC’s revised Accounting Practices and Procedures Manual and the domiciliary states of our insurance subsidiaries have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that our insurance subsidiaries use to prepare their statutory-basis financial statements. On adoption, our property and casualty insurance companies’ statutory surplus increased by $207 million and our life insurance companies’ by $45 million. Nearly all of the increase in the statutory surplus relates to our recording of a deferred tax asset that we did not record in the statutory basis financial statements under the prior statutory accounting guidance.

       All 50 states and the District of Columbia have laws requiring all property and casualty insurance companies doing business within the jurisdiction to participate in guaranty funds or associations, which are organized to pay contractual obligations under insurance policies issued by impaired or insolvent insurance companies. These obligations are funded by assessments based on a proportionate share of certain premiums written by such companies. These assessments may increase in the future depending on the rate and magnitude of insurance company insolvencies. In addition, as a condition to their ability to conduct business in various states, our insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase such coverage voluntarily from private insurers. The underwriting results of these pools historically have been unprofitable.

       In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that altered and, in many cases, increased state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are reexamining existing laws and regulations, specifically focusing on investment laws and regulations, modifications to holding company regulations, codification of statutory accounting practices, RBC guidelines, interpretations of existing laws and the development of new laws. Finally, various consumer movements have exerted pressure on elected officials to regulate or roll back property and casualty insurance rates. While most of these provisions have failed to become law, these initiatives may continue as legislators and regulators try to respond to insurance availability and affordability concerns. We are not aware of any recently passed or current recommendations by regulatory authorities that have or would have, if passed, a material effect on our business, financial condition or results of operations. However, we cannot predict with certainty the effect any proposed or future legislation or NAIC initiative may have.

Ratings

       The claims paying abilities of insurers are rated to provide both insurance consumers and industry participants with comparative information on specific insurance companies. Claims paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Claims-paying ratings are important for the marketing of certain insurance products, for example, structured settlement annuities and BOLI.

Higher ratings generally indicate greater financial strength and a stronger ability to pay claims. Ratings focus on factors such as results of operations, capital resources, debt-to-capital ratio, demonstrated management expertise in the insurance business, marketing, investment operations, minimum policyholders’ surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy.

       Lower ratings could, among other things, significantly affect our ability to sell certain life insurance and asset management products, materially increase the number of policy surrenders and withdrawals by policyholders of cash value from their policies, adversely affect relationships with broker-dealers, banks, agents and other distributors of our products and services, adversely affect new sales, significantly affect borrowing costs or limit our access to capital, and adversely affect our ability to compete. As a consequence, any of these factors could have a material adverse effect on our business, results of operations and financial condition.

       Due primarily to our property and casualty companies’ poor underwriting results in 2000 and 2001, our claims-paying and corporate credit ratings have been lowered in recent years, most recently in the first half of 2001. In addition, pursuant to a change in group methodology ratings criteria, Standard & Poor’s changed its ratings on our life insurance subsidiaries from A+ to A in early August 2002. The new criteria generally limit the rating given to a subsidiary that Standard & Poor’s deems “strategically important” to the parent to within one notch of the rating on the parent’s “core” group. As of September 30, 2002, A.M. Best maintains a negative outlook on our property and casualty companies’ financial strength ratings and our debt ratings. All other rating agency ratings are stable. Lower operating results combined with increased operating leverage in our property and casualty companies have contributed to our lower debt service coverage. Our interest rates on short-term borrowings increased due to the ratings downgrades. We believe our financial position is sound and, as discussed above, are executing action plans to improve our property and casualty companies’ results. In the first nine months of 2002, the effects of our new strategic actions were reflected in improved operating results and our debt service coverage improved. It is, however, possible that further negative ratings actions may occur. Lower ratings have significantly affected our life insurance and asset management business’ ability to sell income annuities and BOLI. If ratings are lowered further, we may incur higher borrowing costs, may have more limited means to access capital, and may have additional difficulties marketing certain insurance products that are dependent upon ratings being at or above a particular level.

       The following table sets forth our current ratings:

Standard
	A.M.			&
	Best	Fitch	Moody’s	Poor’s

SAFECO Corporation
Senior Debt	bbb+	A-	Baa1	BBB+
Capital Securities	Bbb	BBB+	baa1	BBB-
Commercial Paper	AMB-2	F-2	P-2	A-2
Financial Strength/ Claims Paying Ability
Property and Casualty Subsidiaries	A	AA-	A1	A+
Life Subsidiaries	A	AA-	A1	A

       The ratings are not in any way a measure of protection offered to investors on our common stock and should not be relied upon with respect to making an investment in our common stock.

Employees

       As of September 30, 2002, SAFECO had approximately 10,750 employees. We believe that our relations with our employees are good.

MANAGEMENT

Directors and Executive Officers

       The following table sets forth information regarding our executive officers and directors as of October 31, 2002.

Name	Age	Position

Michael S. McGavick(3)(4)	44	President, Chief Executive Officer and Director
Christine B. Mead	47	Senior Vice President, Chief Financial Officer and Secretary
Bruce M. Allenbaugh	46	Senior Vice President of Marketing & Communications
Michael E. LaRocco	46	President of SAFECO Personal Insurance
Dale E. Lauer	56	President of SAFECO Business Insurance
Allie R. Mysliwy	48	Senior Vice President of Human Resources
James W. Ruddy	53	Senior Vice President and General Counsel
Yomtov Senegor	44	Senior Vice President and Chief Information Officer
Randall H. Talbot	49	President of SAFECO Life Insurance
William G. Reed, Jr.(2)(3)(4)(5)	63	Chairman of the Board and Lead Director

Joseph W. Brown(4)	53	Director
Phyllis J. Campbell(2)(5)	51	Director
Robert S. Cline(2)(3)(4)	65	Director
Joshua Green III(1)(3)(5)	66	Director
William W. Krippaehne, Jr.(1)(4)	51	Director
Norman B. Rice(4)	59	Director
Judith M. Runstad(1)(3)	58	Director
Paul W. Skinner(1)(4)	55	Director

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Executive Committee.

(4)	Member of Finance Committee.

(5)	Member of Nominating Committee.

       Our restated articles of incorporation and bylaws, as amended, divide our board of directors into three classes. The members of each class of directors serve for staggered three-year terms.

       Michael S. McGavick has been President, Chief Executive Officer and a director since January 30, 2001. Mr. McGavick was President and Chief Operating Officer of CNA Agency Market Operations, CNA Financial Corp.’s largest operating unit responsible for the majority of its commercial insurance business, from October 1997 until January 2001, and President of CNA’s Commercial Lines group from January until October 1997, and held a series of executive positions with CNA from 1995 through October 1997. He was Director of the Superfund Improvement Project for the American Insurance Association from 1992 to 1995.

       Christine B. Mead has been Senior Vice President, Chief Financial Officer and Secretary since January 24, 2002. Ms. Mead was Senior Vice President and Chief Financial Officer for Travelers Property Casualty Corp., a property and casualty insurance company and the predecessor company to Travelers Insurance Group Holdings Inc., from 2000 to January 2002, Senior Vice President and Chief Financial Officer — Personal Lines for Travelers Property

Casualty Corp. from 1996 to 2000, Senior Vice President and Chief Accounting Officer for Travelers Property Casualty Corp. in 1996, and held a series of management positions with Travelers Corporation, the predecessor company to Travelers Group, Inc., the parent to Travelers Insurance Group Holdings Inc., from 1989 to 1996.

       Bruce M. Allenbaugh has been Senior Vice President of Marketing since May 7, 2001 and Senior Vice President of Marketing and Communications since April 2002. Mr. Allenbaugh was Vice President of Marketing for Avenue A, Inc., an Internet marketing company, from November 1999 to January 2001, and Vice President of Marketing for Nextlink (now XO Communications), a telecommunications company, from 1994 to 1999. He held a series of management positions with PepsiCo, Inc., from 1985 to 1994.

       Michael E. LaRocco has been President of SAFECO Personal Insurance since July 16, 2001. Mr. LaRocco was Regional Vice President, Northeast Region for GEICO Corporation, an insurance company specializing in auto insurance, from 1998 to July 2001. He was Vice President of Underwriting and Product Management for GEICO from 1996 through 1998, and Vice President of GEICO Casualty from 1994 to 1996.

       Dale E. Lauer has been President of SAFECO Business Insurance since July 16, 2001. Mr. Lauer was Senior Vice President of SAFECO Business Insurance from 1997 to July 2001, and Vice President of commercial lines underwriting for the SAFECO property and casualty insurance companies from 1992 to 1997.

       Allie R. Mysliwy has been Senior Vice President of Human Resources since July 2001. Mr. Mysliwy was Vice President of Human Resources from July 1999 to July 2001 and Vice President of Human Resources for SAFECO Life Insurance Company from 1994 to 1999.

       James W. Ruddy has been Senior Vice President since 1992 and General Counsel since 1989. Mr. Ruddy was Vice President from 1989 to 1992 and Associate General Counsel from 1985 to 1989.

       Yomtov Senegor has been Senior Vice President and Chief Information Officer since October 1, 2001. Mr. Senegor was Central Region Insurance Managing Partner with Accenture Ltd. (formerly Andersen Consulting), a management and technology consulting company, from November 1997 to October 2001, and a Partner from 1992 to 1997.

       Randall H. Talbot has been President of SAFECO Life Insurance companies since February 1998. Mr. Talbot was Chief Executive Officer and President of Talbot Financial Corporation, an insurance and financial services company, from 1988 to 1998.

       William G. Reed, Jr. has been one of our directors since 1974. Mr. Reed is Chairman of the Board of Directors of the Corporation and its lead director. He was our Acting Chairman and Acting Chief Executive Officer from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a forest products holding company, until his retirement in 1996. He is also a director of Microsoft Corporation, a software company, PACCAR Inc., a truck manufacturing company, The Seattle Times Company, a newspaper publishing company, Washington Mutual, Inc. and its subsidiary, Washington Mutual Bank, and Simpson Resource Co., a forest products company.

       Joseph W. Brown has been one of our directors since 2001. Mr. Brown is Chairman and Chief Executive Officer of MBIA, Inc., a financial services company. He was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Prior to joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company. He is also a director of Oxford Health Plans Inc., a Fellow of the Property Casualty Actuarial Society and a Member of the American Academy of Actuaries and the Society of Chartered Property & Casualty Underwriters.

       Phyllis J. Campbell has been one of our directors since 1994. Ms. Campbell is Chair of the Community Board of U.S. Bank, Washington, a division of U.S. Bancorp. She was President of U.S. Bank, Washington from 1993 until her retirement in 2001. She is also a director of Puget Sound Energy, Inc. and Alaska Air Group, Inc.

       Robert S. Cline has been one of our directors since 1992. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

       Joshua Green III has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation.

       William W. Krippaehne, Jr. has been one of our directors since 1996. Mr. Krippaehne is President and Chief Executive Officer of Fisher Communications, Inc., the primary subsidiaries of which are engaged in broadcasting, emerging media services and real estate ownership and development. He has been an executive officer of Fisher Communications since 1982.

       Norman B. Rice has been one of our directors since 1999. Mr. Rice is President and Chief Executive Officer of the Federal Home Loan Bank of Seattle. Mr. Rice joined the Federal Home Loan Bank of Seattle in March 1998 as its Executive Vice President. Mr. Rice served two terms as the Mayor of the City of Seattle from 1990 through 1997 and served three terms as a member of the City of Seattle Council from 1979 until 1990.

       Judith M. Runstad has been one of our directors since 1990. Mrs. Runstad is of counsel to the Seattle law firm Foster Pepper & Shefelman PLLC. She is also a director of Wells Fargo & Company and Potlatch Corporation, a forest products company.

       Paul W. Skinner has been one of our directors since 1988. Mr. Skinner is President of Skinner Corporation, an investment company.

UNDERWRITING

       SAFECO and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
Total	9,100,000

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       If the underwriters sell more shares than the total set forth in the table above, the underwriters have an option to buy up to an additional 1,365,000 shares from SAFECO to cover such sales. They may exercise that option within 30 days of the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       The following table shows the per share and total underwriting discounts SAFECO will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by SAFECO Corporation	No Exercise	Full Exercise

Per share	$	$
Total	$	$

       Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $               per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $               per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

       SAFECO and its directors and executive officers have agreed not to dispose of or hedge any shares of the common stock or any securities convertible into or exchangeable for shares of the common stock during the period 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

       SAFECO’s common stock is quoted on the Nasdaq National Market under the symbol “SAFC”.

       In connection with this offering, the underwriters may purchase and sell shares of the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made by the underwriters in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short-covering transactions.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of SAFECO’s common stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

       Each underwriter represents, warrants and agrees that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to SAFECO; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       The shares of common stock may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

       This prospectus supplement has not been registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, the shares of common stock may not be offered or sold, nor may this prospectus supplement or any other offering document or material relating to the shares of common stock be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any applicable provisions of the Singapore Companies Act.

       Each underwriter has acknowledged and agreed that the shares of common stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer shares of common stock in Japan to a list of 49 offerees in accordance with the above provisions.

       No offer to sell the shares of common stock has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the shares of common stock other than with respect to the shares of common stock intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

       SAFECO estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $490,000.

       SAFECO has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to SAFECO and certain of its affiliates, for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

       The validity of the common stock offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington, and for the underwriters by Sullivan & Cromwell, Los Angeles, California. Perkins Coie LLP and Sullivan & Cromwell will rely on the opinion of James W. Ruddy, our Senior Vice President and General Counsel, with respect to certain matters. Sullivan & Cromwell will rely on the opinions of Perkins Coie LLP and Mr. Ruddy with respect to matters of Washington law.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our annual report on Form 10-K as amended for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference into the accompanying prospectus. These financial statements and schedules are incorporated by reference in the accompanying prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

SAFECO Corporation

Common Stock

Preferred Stock
Convertible Preferred Stock
Debt Securities
Convertible Debt Securities
Stock Purchase Contracts
Stock Purchase Units

      We may offer common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts or stock purchase units from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $900,000,000.

      You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell securities unless it includes a prospectus supplement.

      Our common stock is traded on the Nasdaq National Market under the symbol SAFC. On May 16, 2002, the closing sale price of our common stock as quoted on the Nasdaq National Market was $32.06 per share.

      Our principal executive offices are located at SAFECO Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington 98185, and our telephone number is (206) 545-5000. Our web site is http://www.safeco.com. Information contained on our web site does not constitute a part of this prospectus.

      Investing in our securities involves risk. See the section entitled “Forward-Looking Information” that appears on page 1 of this prospectus and the sections entitled “Forward-Looking Information” and “Risk Factors” that may appear in the prospectus supplement accompanying this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2002.

i

ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts or stock purchase units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

       This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

       You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING INFORMATION

       Statements made in this prospectus, in any prospectus supplement and in the documents incorporated by reference that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical information are forward-looking. The operations, performance and development of our business are subject to certain risks and uncertainties which may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this prospectus, in any prospectus supplement and in the documents incorporated by reference. The risks and uncertainties include, but are not limited to:

•	the ability to obtain rate increases and decline non-renew underpriced insurance accounts;

•	achievement of premium targets and profitability;

•	realization of growth and business retention estimates;

•	achievement of decrease in large-commercial premium volume;

•	achievement of expense savings from consolidation of commercial operations;

•	achievement of overall expense reduction goals;

•	success in implementing a new business entry model for personal and commercial lines;

•	success in obtaining regulatory approval of price tiered products and the use of insurance scores;

•	the ability to freely enter and exit lines of business;

•	changes in the mix of our property and casualty book of business;

•	driving patterns;

•	the competitive pricing environment, initiatives by competitors and other changes in competition;

•	weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;

•	the occurrence of significant natural disasters, including earthquakes;

•	the occurrence of significant disasters, such as the attack on September 11, 2001;

•	the occurrence of bankruptcies that result in losses under surety bonds;

•	the adequacy of loss reserves;

•	the availability of, pricing of, and ability to collect reinsurance;

•	the ability to manage exposure to the Lloyd’s of London underwriting market;

•	the ability to exclude and to reinsure the risk of loss from terrorism;

•	interpretation of insurance policy provisions by courts, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices;

•	the outcome of any litigation against us;

•	legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates and availability of coverage;

•	changes in tax laws and regulations that affect the favorable taxation of certain life insurance products or that decrease the usefulness of life insurance products for estate planning purposes;

•	negative changes to our ratings by rating agencies;

•	the effect of current insurance and credit ratings levels on business production;

•	inflationary pressures on medical care costs, automobile parts and repair, construction costs and other economic sectors that increase the severity of claims;

•	availability of bank credit facilities;

•	the profitability of the use of derivative securities by SAFECO Financial Products;

•	fluctuations in interest rates;

•	performance of financial markets; and

•	general economic and market conditions.

       Because insurance rates in some jurisdictions are subject to regulatory review and approval, the achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect the efforts to restore earnings in the property and casualty lines.

       We assume no obligation to update any forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the Commission’s Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.

       This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

       The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until we complete our offering of the securities:

•	our annual report on Form 10-K for the year ended December 31, 2001, including our amendment to this report filed on May 6, 2002;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

•	our current reports on Form 8-K as filed with the Commission on January 24, 2002, March 5, 2002 and May 10, 2002.

       You can obtain any of the documents incorporated by reference through us, the Commission or the Commission’s website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

SAFECO Investor Relations

SAFECO Corporation
SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle, Washington 98185
(206) 545-5000

SAFECO CORPORATION

       SAFECO Corporation is a Washington corporation, with subsidiaries operating on a nationwide basis. Our non-U.S. operations are not significant. Our subsidiaries are engaged in two principal businesses: (1) property and casualty insurance, including surety, and (2) life insurance and asset management. Our property and casualty insurance operation is one of the largest in the United States and writes personal, commercial and surety lines of insurance through approximately 17,000 independent agents. We also are one of the independent agency system’s largest insurers of small to medium-sized businesses. Our principal personal product lines are automobile and homeowners insurance, and our principal commercial product lines are workers’ compensation, commercial multiperil, commercial automobile and surety. Our life insurance and asset management operations offer individual and group insurance products, retirement services, annuity products, mutual funds and investment advisory services.

       At December 31, 2001, we had total assets of $30.1 billion and shareholders’ equity of $3.6 billion. As of December 31, 2001, we had approximately 12,000 employees.

USE OF PROCEEDS

       Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include retirement of debt. Pending use of the net proceeds, we intend to invest the net proceeds in interest bearing, investment-grade securities.

RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES AND EARNINGS (LOSS) TO

FIXED CHARGES AND DISTRIBUTIONS ON CAPITAL SECURITIES

       For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes and cumulative effect of change in accounting principles, plus fixed charges net of capitalized interest. Fixed charges include interest expense, amortization of deferred debt expense, the proportion deemed representative of the interest factor of rent expense and distributions on capital securities (except where noted below). The following table sets forth our ratios of earnings to fixed charges for the period indicated:

	Three
	Months
	Ended	Year Ended December 31,
	March 31,
	2002	2001	2000	1999	1998	1997

Ratio of Earnings (Loss) to Fixed Charges(1)(2)	5.6	(14.8)	2.4	4.7	5.4	11.4
Ratio of Earnings (Loss) to Fixed Charges and Distributions on Capital Securities(2)	3.0	(8.4)	1.4	2.6	3.2	7.9

(1)	Excludes distributions on capital securities.

(2)	The loss for the year ended December 31, 2001 was inadequate to cover fixed charges by $1,421.6 million and, including distributions on capital securities, by $1,490.6 million. Additional earnings of $1,421.6 million and $1,490.6 million, respectively, would be required to obtain a ratio of earnings to fixed charges and a ratio of earnings to fixed charges and distributions on capital securities, respectively, of 1:1 for the year ended December 31, 2001.

DESCRIPTION OF CAPITAL STOCK

General

       Our authorized capital stock consists of 300,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of March 31, 2002, there were issued and outstanding 127,805,773 shares of common stock and no shares of preferred stock.

       The following is a summary description of our capital stock.

Common Stock

       The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds, subject to preferences that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of our common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights.

       The transfer agent and registrar for our common stock is The Bank of New York, P.O. Box 11258, Church Street Station, New York, New York 10286.

Preferred Stock

       Our restated articles of incorporation permit our board of directors, without further shareholder authorization, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the terms and provisions of each series, including, but not limited to:

•	dividend rights and preferences over dividends on our common stock;

•	conversion rights or exchange rights, if any;

•	voting rights, if any (in addition to those provided by law);

•	redemption rights, if any, and any sinking fund provision made for that purpose; and

•	rights on liquidation, including preferences over the common stock.

       Each series of preferred stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, as fixed for such series, plus all dividends accumulated to the date of final distribution, if any, before any payment or distribution of our assets is made on our common stock. Currently we have no shares of preferred stock outstanding.

Antitakeover Effects of Certain Provisions in Our Articles, Bylaws and Washington Law

       Some provisions of our restated articles of incorporation, our bylaws, as amended, and Washington law may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

       Preferred Stock Authorization. As noted above, our board of directors, without shareholder approval, has the authority under our restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of SAFECO or make removal of management more difficult.

       Election of Directors. Our restated articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving three-year terms and one class being elected each year by our shareholders. Vacancies on the board of directors are filled by the board of directors. Any amendment to our restated articles of incorporation that would affect the number of directors on our board, the classification of our board, or the manner in which vacancies on the board are filled requires the favorable vote of at least 67% of the outstanding shares entitled to vote. Because this system of electing directors and filling vacancies generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of SAFECO.

       Shareholder Meetings; Consents. Our bylaws, as amended, establish advance notice procedures with respect to business brought before the annual meeting by a shareholder and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board. Under our bylaws, as amended, special meetings of the shareholders may be called only by our board of directors. No business other than that stated in the notice of meeting may be transacted at any special meeting. In addition, under Washington law, shareholder actions taken without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders. These provisions may have the effect of delaying, or preventing, consideration of certain shareholder proposals until the next annual meeting, if at all, unless a special meeting is called by the board of directors.

       Washington Law. Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance of stock to or redemption of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

       After the five-year period, certain “significant business transactions” are permitted, as long as they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

       This statute may have the effect of deterring unfriendly offers and delaying or preventing a change of control of SAFECO.

Insurance Regulations Concerning Change of Control

       State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have property and casualty insurance subsidiaries domiciled or deemed to be commercially domiciled in Washington, Indiana, Oregon, Illinois, Texas, Missouri, and New York. In these states, “control” is generally presumed to exist through the ownership of 10% of more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning 10% or more of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries. Such an acquisition requires prior regulatory approval unless the insurance commissioner in each state in which our insurance subsidiaries are domiciled or deemed to be commercially domiciled determines otherwise. In addition, many states require prenotification to the state regulatory agencies of a change of control of a nondomestic insurance company licensed in that state if specific market concentration thresholds would be triggered by the acquisition. While those prenotification statutes do not authorize the state agency to disapprove the change of control, they do authorize the agency to issue a cease and desist order with respect to the nondomestic insurance company if certain conditions, such as undue market concentration, exist. These insurance regulatory requirements may deter, delay or prevent transactions affecting control of SAFECO or the ownership of our voting securities, including transactions that could be advantageous to our shareholders.

DESCRIPTION OF DEBT SECURITIES

       The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement, and pricing supplement, where applicable, relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

       Senior debt securities will be issued under a debt indenture, and subordinated debt securities will be issued under a subordinated debt indenture.

       We summarize the indentures below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities or between the debt indenture and the subordinated debt indenture, the applicable information refers to any debt securities and either of the indentures, as the case may be. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to the senior debt securities, along with the form of senior debt securities, and a form of indenture relating to the subordinated debt securities, along with the form of subordinated debt securities, are exhibits to the registration statement of which this prospectus is a part. We encourage you to read those documents.

General

       The indenture does not limit the aggregate principal amount of debt securities we may issue and provides that we may issue debt securities thereunder from time to time in one or more series. The indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

       Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and, as set forth below under “— Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

       Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. The right of our creditors (including the holders of debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

       You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest of any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	whether debt securities of any series will be convertible into our other securities and/or exchangeable for securities of another issuer;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

       Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

       Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

       Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

       Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•	issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

       Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

       We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

       If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

       We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

       Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under “— Limitation on Mortgages and Liens,” the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Subordinated Debt Securities

       Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for subordinated debt securities.

       Before we pay the principal of, premium, if any, and interest on, the subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable subordinated debt securities.

       Generally indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•	obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

       Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

       Generally, we may not pay the principal of, premium, if any, or interest on the subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

•	there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•	the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•	full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

       A failure to make any payment on the subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the subordinated debt securities to pay the principal of, premium, if any, and interest on the subordinated debt securities as and when such payment obligations become due.

       The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the subordinated debt securities or on account of any purchase or other acquisition of the subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of SAFECO, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

       In addition, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the subordinated debt securities are paid in full.

       Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the subordinated debt securities.

       The subordinated debt indenture will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Certain Restrictions

       Limitations on Mortgages and Liens. Neither we nor any of our restricted subsidiaries (as defined below) will be permitted to issue, assume or guarantee certain types of secured debt, without securing the debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	liens that existed on the date of the indenture;

•	liens on real estate (including liens that existed on property when we acquired it) not exceeding 100% of the fair value of the property at the time the debt is incurred;

•	liens arising from the acquisition of a business as a going concern or to which assets we acquire in satisfaction of secured debt are subject;

•	liens to secure extensions, renewals and replacements of debt secured by any of the liens referred to above, without increasing the amount of the debt; or

•	certain mechanics, landlords, tax or other statutory liens, including liens and deposits required or provided for under state insurance laws and similar regulatory statutes.

       Limitations on Sales of Capital Stock of Restricted Subsidiaries. Neither we nor any of our restricted subsidiaries will be permitted to issue, sell, transfer or dispose of (except to one of our restricted subsidiaries) all or any portion of the capital stock of a restricted subsidiary, unless such capital stock is disposed of for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of such capital stock.

       For the purposes of the indenture, “restricted subsidiary” means a subsidiary, including subsidiaries of any subsidiary, which meets any of the following conditions:

(1) Our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total consolidated assets as of the end of the most recently completed fiscal year;

(2) Our and our other subsidiaries’ proportionate share of the total assets (after inter-company eliminations) of the subsidiary exceeds 10% of our total consolidated assets as of the end of the most recently completed fiscal year; or

(3) Our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income for us and our consolidated subsidiaries for the most recently completed fiscal year.

       For purposes of making the income test in clause (3) of the preceding sentence, when a loss has been incurred by either us and our subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary will be excluded from our consolidated income for purposes of the computation and if our consolidated income for the most recent fiscal year is at least 10% lower than the average of the income for the last five fiscal years, the average income will be substituted for purposes of the computation and any loss years will be omitted for purposes of computing average income.

Consolidation, Merger and Sale of Assets

       We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

       We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure certain debt securities;

•	establish the form or terms of debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

       In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

       The holders of at least a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

       Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice;

(5) a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our restricted subsidiaries in an aggregate amount of $25 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 10 days after written notice of default is given to us; and

(6) certain events in bankruptcy, insolvency or reorganization.

       We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except for a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

       If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

       Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

       No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•	the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•	the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request.

However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

       We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such debt securities to the date of deposit (if the debt securities have become due and payable) or to the maturity date, as the case may be.

       Unless a prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust), such an action a “defeasance” or

•	to be released from our obligations under the indenture with respect to the debt securities as described above under “— Certain Restrictions” and as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such debt securities, such an action a “covenant defeasance.”

       Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

       If we accomplish covenant defeasance on debt securities of certain holders, those holders can still look to us for repayment of their debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

       In the case of subordinated debt securities, the subordination provisions described under “— Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

       The indentures and the debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

       The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible senior debt indenture, along with the form of convertible senior debt securities, and the form of convertible subordinated debt indenture, along with the form of convertible subordinated debt securities, have been filed with the Commission as exhibits to the registration statement of which this prospectus is a part.

       Where we make no distinction between convertible senior debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any convertible debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

       Because the following description is a summary, it does not describe every aspect of the convertible debt securities, and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

       The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be unsecured and senior obligations of ours and will rank equally with our other unsecured and senior indebtedness. The convertible subordinated debt securities will be unsecured obligations of ours and, as set forth below under “— Convertible Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

       Because we are a holding company, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. The right of our creditors (including the holders of convertible debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

       You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the convertible debt securities, including whether they are convertible senior debt securities or convertible subordinated debt securities;

•	any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•	whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest of any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the amount we will pay if the maturity of the convertible debt securities is accelerated;

•	whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the convertible debt securities;

•	whether the convertible debt securities will be defeasible; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.

       Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

       Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

       Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the convertible debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.

       Unless otherwise stated in the prospectus supplement, the convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•	issue, register the transfer of, or exchange, convertible debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such convertible debt securities and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. We shall appoint the trustee as security registrar.

Any transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.

       Unless otherwise stated in the prospectus supplement, we will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

       We may issue the convertible debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any convertible debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

       If the purchase price of any convertible debt securities is payable in one or more foreign currencies or currency units, or if any convertible debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the convertible debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the convertible debt securities and the foreign currency or currency units in the prospectus supplement.

       We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders. Any such obligation applicable to a series of convertible debt securities will be described in the related prospectus supplement.

       Unless otherwise described in a prospectus supplement relating to any convertible debt securities, other than as described below under “— Limitation on Mortgages and Liens,” the indenture does not limit our ability to incur debt or give holders of convertible debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of convertible debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion Rights

       An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

Convertible Subordinated Debt Securities

       Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for convertible subordinated debt securities.

       Before we pay the principal of, premium, if any and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable convertible subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable convertible subordinated debt securities.

       Generally indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•	obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

       Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

       Generally, we may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

•	there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•	the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•	full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

       A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the convertible subordinated debt securities to pay the principal of, premium, if any, and interest on the convertible subordinated debt securities as and when such payment obligations become due.

       The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment,

before the holders of the convertible subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the convertible subordinated debt securities or on account of any purchase or other acquisition of the convertible subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of SAFECO, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

       In addition, the rights of the holders of the convertible subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the convertible subordinated debt securities are paid in full.

       Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

       The convertible subordinated debt indenture will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of convertible subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Certain Restrictions

       Limitations on Mortgages and Liens. Neither we nor any of our restricted subsidiaries (as defined below) will be permitted to issue, assume or guarantee certain types of secured debt, without securing the convertible debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	liens that existed on the date of the indenture;

•	liens on real estate (including liens that existed on property when we acquired it) not exceeding 100% of the fair value of the property at the time the debt is incurred;

•	liens arising from the acquisition of a business as a going concern or to which assets we acquire in satisfaction of secured debt are subject;

•	liens to secure extensions, renewals and replacements of debt secured by any of the liens referred to above, without increasing the amount of the debt; or

•	certain mechanics, landlords, tax or other statutory liens, including liens and deposits required or provided for under state insurance laws and similar regulatory statutes.

       Limitations on Sales of Capital Stock of Restricted Subsidiaries. Neither we nor any of our restricted subsidiaries will be permitted to issue, sell, transfer or dispose of (except to one of our restricted subsidiaries) all or any portion of capital stock of a restricted subsidiary, unless such capital stock is disposed of for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of such capital stock.

       For the purposes of the indenture, “restricted subsidiary” means a subsidiary, including subsidiaries of any subsidiary, which meets any of the following conditions:

(1) Our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total consolidated assets as of the end of the most recently completed fiscal year;

(2) Our and our other subsidiaries’ proportionate share of the total assets (after inter-company eliminations) of the subsidiary exceeds 10% of our total consolidated assets as of the end of the most recently completed fiscal year; or

(3) Our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income for us and our consolidated subsidiaries for the most recently completed fiscal year.

       For purposes of making the income test in clause (3) of the preceding sentence, when a loss has been incurred by either us and our subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary will be excluded from our consolidated income for purposes of the computation and if our consolidated income for the most recent fiscal year is at least 10% lower than the average of the income for the last five fiscal years, the average income will be substituted for purposes of the computation and any loss years will be omitted for purposes of computing average income.

Consolidation, Merger and Sale of Assets

       We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the convertible debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

       We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding convertible debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the convertible debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of convertible debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting convertible debt securities that are not yet issued;

•	secure certain convertible debt securities;

•	establish the form or terms of convertible debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of convertible debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of convertible debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

       In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•	reduce the percentage in principal amount of outstanding convertible debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

       The holders of at least a majority in aggregate principal amount of outstanding convertible debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding convertible debt securities of any series may waive any past default under the indenture with respect to outstanding convertible debt securities of that series, which will be binding on all holders of convertible debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

       Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice;

(5) a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our restricted subsidiaries in an aggregate amount of $25 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 10 days after written notice of default is given to us; and

(6) certain events in bankruptcy, insolvency or reorganization.

       We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of convertible debt securities of any series (except for a default on principal or interest payments on convertible debt securities of that series) if it considers it in the interest of the holders to do so.

       If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding convertible debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding convertible debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

       Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding convertible debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the convertible debt securities of that series.

       No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•	the holders of at least 25% in principal amount of the outstanding convertible debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•	the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding convertible debt securities of the series in default a direction inconsistent with that request.

However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

       We may discharge certain obligations to holders of any series of convertible debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such convertible debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such convertible debt securities to the date of deposit (if the convertible debt securities have become due and payable) or to the maturity date, as the case may be.

       Unless a prospectus supplement states that the following provisions do not apply to the convertible debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such convertible debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the convertible debt securities and other obligations to provide for the conversion rights of the holders of such convertible debt securities, to register the transfer or exchange of such convertible debt securities, to replace temporary or mutilated, destroyed, lost or stolen convertible debt securities, to maintain an office or agency with respect to such convertible debt securities and to hold moneys for payment in trust), such an action a “defeasance” or

•	to be released from our obligations under the indenture with respect to the convertible debt securities under certain covenants as described above under “— Certain Restrictions” and as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such convertible debt securities, such an action a “covenant defeasance”.

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the convertible debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such convertible debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

       If we accomplish covenant defeasance on convertible debt securities of certain holders, those holders can still look to us for repayment of their convertible debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the convertible debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

       In the case of convertible subordinated debt securities, the subordination provisions described under “— Convertible Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any convertible subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

       The indentures and the convertible debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
AND THE STOCK PURCHASE UNITS

       We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

       The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities, subordinated debt securities, convertible debt securities or convertible subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

       The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

       The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units, and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the Commission promptly after the offering of the stock purchase contracts or stock purchase units, as necessary. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

USE OF GLOBAL SECURITIES

       The debt securities or convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

       The specific terms of the depositary arrangement covering debt securities or convertible debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements relating to debt securities or convertible debt securities. In this section relating to global securities, the term debt securities will refer to both debt securities and convertible debt securities.

       Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

       As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

       We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

       We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

       The indenture provides that if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series will be exchanged for registered debt securities in definitive form. The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

PLAN OF DISTRIBUTION

       We may sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts or stock purchase units to or through underwriters or dealers, through agents, directly to other purchasers, or through a combination of these methods. We may distribute securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

       The applicable prospectus supplement will describe the specific terms of the offering of the securities, including:

•	the name or names of any underwriters and managing underwriters, and, if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commission paid to agents; and

•	any securities exchange or market on which the securities may be listed.

       Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

       If a dealer is used in the sale of any of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of any such transactions.

       Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth the terms of any such transactions. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

       We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process used.

       In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       We may provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the securities with respect to some liabilities, including liabilities arising under the Securities Act of 1933, and provide contribution with respect to payments that they may be required to make in connection with such liabilities.

       If indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by specific institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

       In all cases, we must approve the contracting institutions. The obligations of any purchaser under any payment and delivery contract will be subject to the condition that the purchase of the securities is not, at the time of delivery, prohibited by applicable law.

       Unless otherwise indicated in the applicable prospectus supplement, we do not intend to apply for the listing of any series of debt securities or convertible debt securities on a national securities exchange. If any of the securities of any series are sold to or through underwriters, the underwriters may make a market in those securities, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in those securities, and any market-making that is done may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, any of the securities.

       Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

       Some of the underwriters, dealers or agents, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of business.

ERISA CONSIDERATIONS

       ERISA, which stands for the Employee Retirement Income Security Act of 1974 and its amendments, imposes many requirements on employee benefit plans and on their fiduciaries. Before purchasing any of these securities on behalf of a plan, a plan fiduciary should make sure that the plan’s governing documents permit the purchase. The plan fiduciary should also verify that the purchase is prudent, appropriate in view of the plan’s overall investment policy and its existing investments, and otherwise satisfies the plan fiduciary’s obligations under ERISA Section 404 and other applicable law.

       In addition, ERISA Section 406 and Internal Revenue Code Section 4975 prohibit transactions involving a plan’s assets when the transaction is with a “party in interest” under ERISA Section 3(14) or a “disqualified person” under Code Section 4975. An underwriter and its affiliates involved in the sale of securities might be parties in interest or disqualified persons with respect to a plan purchasing securities. This could be the case because the underwriter or its affiliate provides services to the plan. We might also be a party in interest or a disqualified person with respect to a plan purchasing securities because of the services we and our subsidiaries provide to the plan.

       A transaction to purchase securities that is prohibited under ERISA Section 406 or Code Section 4975 might result in personal liability for the plan’s fiduciaries, civil penalties being imposed on parties in interest or an excise tax being imposed on disqualified persons.

       Governmental plans and certain church plans (each as defined under ERISA) are generally not subject to the prohibited transaction rules. Such plans may, however, be subject to federal, state or local laws that may affect their investment in these securities. Any fiduciary of such a plan considering a purchase of these securities should determine the need for, and the availability if necessary, of any exemptive relief under all applicable laws.

       There are certain class exemptions from the prohibited transaction provisions of ERISA Section 406 and Code Section 4975 that may apply to the purchase of these securities. Those prohibited transaction class exemptions are:

•	75-1, Part II or Part III, exemptions for specific principal transactions involving sales or purchases of securities between plans and parties in interest;

•	84-14, an exemption for specific transactions determined by an independent qualified professional asset manager;

•	90-1, an exemption for specific transactions involving insurance company pooled separate accounts;

•	91-38, an exemption for specific transactions involving bank collective funds;

•	95-60, an exemption for specific transactions involving life insurance company general accounts; and

•	96-23, an exemption for specific transactions involving in-house asset managers.

       It is very important that a plan fiduciary considering the purchase of any of these securities involving a transaction with a party in interest or a disqualified person with respect to a plan make certain that a class or other exemption to the prohibited transaction provisions of ERISA Section 406 and Code Section 4975 applies to the purchase and holding of the securities.

       Any fiduciary of any pension plan or other employee benefit plan considering the acquisition of any of these securities should consult with the plan fiduciary’s counsel prior to acquiring such securities.

LEGAL MATTERS

       Unless otherwise stated in the accompanying prospectus supplement, the validity of the common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units, will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Perkins Coie LLP will rely on the opinion of James W. Ruddy, our Senior Vice President and General Counsel, with respect to certain matters.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Such financial statements and schedules are incorporated by reference in this prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in the prospectus and the prospectus supplement. You must not rely on any unauthorized information or representations. The prospectus and the prospectus supplement are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in the prospectus and the prospectus supplement are current only as of their respective dates.

Prospectus Supplement

Prospectus

9,100,000 Shares

SAFECO Corporation

Common Stock

Goldman, Sachs & Co.

Lehman Brothers
Morgan Stanley
Credit Suisse First Boston

Representatives of the Underwriters